EXHIBIT 99.1

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

This management’s discussion and analysis of financial condition and results of operations, or MD&A, contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” in our Annual Report on Form 10-K for a discussion of the uncertainties, risks and assumptions associated with these statements. This discussion should be read in conjunction with our historical financial statements and related notes thereto and the other disclosures contained elsewhere in our Annual Report on Form 10-K for the fiscal year ended July 1, 2006. During the periods presented, our fiscal year ended on the Saturday closest to June 30. Fiscal years 2004, 2005 and 2006 were 53-, 52- and 52-week years, respectively. All reported results for fiscal 2004 include the impact of the additional week. The results of operations for the periods reflected herein are not necessarily indicative of results that may be expected for future periods, and our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to those listed under “Risk Factors” in our Annual Report on Form 10-K and included elsewhere in our Annual Report on Form 10-K.

Overview

MD&A is a supplement to our combined and consolidated financial statements and notes thereto included elsewhere in our Annual Report on Form 10-K, and is provided to enhance your understanding of our results of operations and financial condition. Our MD&A is organized as follows:

•	Overview. This section provides a general description of our company and operating segments, business and industry trends and our key business strategies and background information on other matters discussed in this MD&A.

•	Components of Net Sales and Expense. This section provides an overview of the components of our net sales and expense that are key to an understanding of our results of operations.

•	Combined and Consolidated Results of Operations and Operating Results by Business Segment. These sections provide our analysis and outlook for the significant line items on our statements of income, as well as other information that we deem meaningful to an understanding of our results of operations on both a combined and consolidated basis and a business segment basis.

•	Liquidity and Capital Resources. This section provides an analysis of our liquidity and cash flows, as well as a discussion of our commitments that existed as of July 1, 2006.

•	Significant Accounting Policies and Critical Estimates. This section discusses the accounting policies that are considered important to the evaluation and reporting of our financial condition and results of operations, and whose application requires significant judgments or a complex estimation process.

•	Issued But Not Yet Effective Accounting Standards. This section provides a summary of the most recent authoritative accounting standards and guidance that the company will be required to adopt in a future period.

Overview

Our Company

We are a consumer goods company with a portfolio of leading apparel brands, including Hanes, Champion, Playtex, Bali, Just My Size, barely there and Wonderbra. We design, manufacture, source and sell a broad range of apparel essentials such as t-shirts, bras, panties, men’s underwear, kids’ underwear, socks, hosiery, casualwear and activewear. Our brands hold either the number one or number two U.S. market position by sales in most product categories in which we compete.

We were spun off from Sara Lee Corporation on September 5, 2006. In connection with the spin off, Sara Lee contributed its branded apparel Americas and Asia business to us and distributed all of the outstanding shares of our common stock to its stockholders on a pro rata basis. As a result of the spin off, Sara Lee ceased to own any equity interest in our company. In our Annual Report on Form 10-K, we describe the businesses contributed to us by Sara Lee in the spin off as if the contributed businesses were our business for all historical periods described. References in our Annual Report on Form 10-K to our historical assets, liabilities, products, businesses or activities of our business are generally intended to refer to the historical assets, liabilities, products, businesses or activities of the contributed businesses as the businesses were conducted as part of Sara Lee and its subsidiaries prior to the spin off.

Our Segments

During the quarter ended September 30, 2006, we changed our internal organizational structure such that operations are managed and reported in five operating segments, each of which is a reportable segment: innerwear, outerwear, hosiery, international and other. These segments are organized principally by product category and geographic location. Management of each segment is responsible for the assets and operations of these businesses. Prior to the quarter ended September 30, 2006, we evaluated segment operating performance based upon a definition of segment operating profit that included restructuring and related accelerated depreciation charges. Beginning in the quarter ended September 30, 2006, we began evaluating the operating performance of our segments based upon a new definition of segment operating profit, which is defined as operating profit before general corporate expenses, amortization of trademarks and other identifiable intangibles and restructuring and related accelerated depreciation charges. Prior period segment results have been conformed to the new measurements of segment financial performance.

•	Innerwear. The innerwear segment focuses on core apparel essentials, and consists of products such as women’s intimate apparel, men’s underwear, kids’ underwear, socks, thermals and sleepwear, marketed under well-known brands that are trusted by consumers. We are an intimate apparel category leader in the United States with our Hanes, Playtex, Bali, barely there, Just My Size, and Wonderbra brands. We are also a leading manufacturer and marketer of men’s underwear, and kids’ underwear under the Hanes and Champion brand names. Our fiscal 2006 net sales from our innerwear segment were $2.6 billion, representing approximately 58% of net segment sales.

•	Outerwear. We are a leader in the casualwear and activewear markets through our Hanes, Champion and Just My Size brands, where we offer products such as t-shirts and fleece. Our casualwear lines offer a range of quality, comfortable clothing for men, women and children marketed under the Hanes and Just My Size brands. The Just My Size brand offers casual apparel designed exclusively to meet the needs of plus-size women. In addition to activewear for men and women, Champion provides uniforms for athletic programs and in 2004 launched a new apparel program at Target, C9 by Champion. We also license our Champion name for collegiate apparel and footwear. We also supply our t-shirts, sportshirts and fleece products to screenprinters and embellishers, who imprint or embroider the product and then resell to specialty retailers and organizations such as resorts and professional sports clubs. Our fiscal 2006 net sales from our outerwear segment were $1.1 billion, representing approximately 25% of net segment sales.

•	Hosiery. We are the leading marketer of women’s sheer hosiery in the United States. We compete in the hosiery market by striving to offer superior values and executing integrated marketing activities, as well as focusing on the style of our hosiery products. We market hosiery products under our Hanes, L’eggs and Just My Size brands. Our fiscal 2006 net sales from our hosiery segment were $290.1 million, representing approximately 7% of net segment sales. Consistent with a sustained decline in the hosiery industry due to changes in consumer preferences, our net sales from hosiery sales have declined each year since 1995.

•	International. International includes products that span across the innerwear, outerwear and hosiery reportable segments. Our fiscal 2006 net sales in our international segment were $398.2 million, representing approximately 9% of net segment sales and included sales in Asia, Canada and Latin America. Japan, Canada and Mexico are our largest international markets and we also have opened sales offices in India and China.

•	Other. Our fiscal 2006 net sales in our other segment were $62.8 million, representing approximately 1% of net segment sales and is comprised of sales of non-finished products such as fabric and certain other materials in the United States, Asia and Latin America in order to maintain asset utilization at certain manufacturing facilities.

Business and Industry Trends

Our businesses are highly competitive and evolving rapidly. Competition generally is based upon price, brand name recognition, product quality, selection, service and purchasing convenience. While the majority of our core styles continue from year to year, with variations only in color, fabric or design details, other products such as intimate apparel and sheer hosiery have a heavier emphasis on style and innovation. Our businesses face competition today from other large corporations and foreign manufacturers, as well as department stores, specialty stores and other retailers that market and sell apparel essentials products under private labels that compete directly with our brands.

Our distribution channels range from direct-to-consumer sales at our outlet stores, to national chains and department stores to warehouse clubs and mass-merchandise outlets. In fiscal 2006, approximately 44% of our net sales were to mass merchants, 19% were to national chains and department stores, 8% were direct to consumer, 9% were in our international segment and 20% were to other retail channels such as embellishers, specialty retailers, warehouse clubs and sporting goods stores. Our net sales in fiscal 2006 were $4.5 billion, down 4.5% from the prior fiscal year mainly due to the discontinuation of low margin product lines, partially offset by increased C9 by Champion sales.

In recent years, there has been a growing trend toward retailer consolidation, and as result, the number of retailers to which we sell our products continues to decline. In fiscal 2006, for example, our top ten customers accounted for 65% of our net sales and our top customer, Wal-Mart, accounted for over $1.2 billion of our net sales. Our largest customers in fiscal 2006 were Wal-Mart, Target and Kohl’s, which accounted for 29%, 12% and 6% of total sales, respectively. This trend toward consolidation has had and will continue to have significant effects on our business. Consolidation creates pricing pressures as our customers grow larger and increasingly seek to have greater concessions in their purchase of our products, while they also are increasingly demanding that we provide them with some of our products on an exclusive basis. To counteract these and other effects of consolidation, it has become increasingly important to increase operational efficiency and lower costs. As discussed below, for example, we are moving more of our supply chain from domestic to foreign locations to lower the costs of our operational structure.

Anticipating changes in and managing our operations in response to consumer preferences remains an important element of our business. In recent years, we have experienced changes in our net sales, revenues and cash flows in accordance with changes in consumer preferences and trends. For example, since fiscal 1995, net sales in our hosiery segment have declined in connection with a larger sustained decline in the hosiery industry. The hosiery segment only comprises 7% of our sales, however, and as a result, the decline in the hosiery segment has not had a significant impact on our net sales, revenues or cash flows. Generally, we manage the hosiery segment for cash, placing an emphasis on reducing our cost structure and managing cash efficiently.

Our Key Business Strategies

Our mission is to grow earnings and cash flow by integrating our operations, optimizing our supply chain, increasing our brand leadership and leveraging and strengthening our retail relationships. Specifically, we intend to focus on the following strategic initiatives:

•	Create a More Integrated, Focused Company. Historically, we have had a decentralized operating structure, with many distinct operating units. We are in the process of consolidating functions, such as purchasing, finance, manufacturing/sourcing, planning, marketing and product development, across all of our product categories in the United States. We also are in the process of integrating our distribution operations and information technology systems. We believe that these initiatives will streamline our operations, improve our inventory management, reduce costs, standardize processes and allow us to distribute our products more effectively to retailers. We expect that our initiative to integrate our technology systems also will provide us with more timely information, increasing our ability to allocate capital and manage our business more effectively.

•	Develop a Lower-Cost Efficient Supply Chain. As a provider of high-volume products, we are continually seeking to improve our cost-competitiveness and operating flexibility through supply chain initiatives. Over the next several years, we will continue to transition additional parts of our supply chain from the United States to locations in Central America, the Caribbean Basin and Asia in an effort to optimize our cost structure. We intend to continue to self-manufacture core products where we can protect or gain a significant cost advantage through scale or in cases where we seek to protect proprietary processes and technology. We plan to continue to selectively source product categories that do not meet these criteria from third-party manufacturers. We expect that in future years our supply chain will become more balanced across the Eastern and Western Hemispheres. We expect that these changes in our supply chain will result in significant cost efficiencies and increased asset utilization.

•	Increase the Strength of Our Brands with Consumers. We intend to increase our level of marketing support behind our key brands with targeted, effective advertising and marketing campaigns. For example, in fiscal 2005, we launched a comprehensive marketing campaign titled “Look Who We’ve Got Our Hanes on Now,” which we believe significantly increased positive consumer attitudes about the Hanes brand in the areas of stylishness, distinctiveness and up-to-date products. Our ability to react to changing customer needs and industry trends will continue to be key to our success. Our design, research and product development teams, in partnership with our marketing teams, drive our efforts to bring innovations to market. We intend to leverage our insights into consumer demand in the apparel essentials industry to develop new products within our existing lines and to modify our existing core products in ways that make them more appealing, addressing changing customer needs and industry trends.

•	Strengthen Our Retail Relationships. We intend to expand our market share at large, national retailers by applying our extensive category and product knowledge, leveraging our use of multi-functional customer management teams and developing new customer-specific programs such as C9 by Champion for Target. Our goal is to strengthen and deepen our existing strategic relationships with retailers and develop new strategic relationships. Additionally, we plan to expand distribution by providing manufacturing and production of apparel essentials products to specialty stores and other distribution channels, such as direct to consumer through the Internet.

Restructuring and Transformation Plans

Over the past several years, we have undertaken a variety of restructuring efforts designed to improve operating efficiencies and lower costs. We have closed plant locations, reduced our workforce, and relocated some of our domestic manufacturing capacity to lower cost locations. For example, we recently closed two facilities in the United States and one in Mexico. While we believe that these efforts have had and will continue to have a beneficial impact on our operational efficiency and cost structure, we have incurred significant costs to implement these initiatives. In particular, we have recorded charges for severance and other employment-related obligations relating to workforce reductions, as well as payments in connection with lease and other contract terminations. These amounts are included in the “Restructuring” and “Selling, general and administrative expenses” lines of our statements of income. As a result of the restructuring actions taken since the beginning of fiscal 2004, our cost structure was reduced and efficiencies improved, generating savings of $80.2 million. For more information about the fiscal 2004, 2005 and 2006 restructuring actions, see Note 5, titled “Restructuring” to our Combined and Consolidated Financial Statements included in our Annual Report on Form 10-K.

As further plans are developed and approved by management and our board of directors, we expect to recognize additional restructuring costs to eliminate duplicative functions within the organization and transition a significant portion of our manufacturing capacity to lower-cost locations. As part of our efforts to consolidate our operations, we also are in the process of integrating information technology systems across our company. This process involves the replacement of eight independent information technology platforms with a unified enterprise system, which will integrate all of our departments and functions into common software that runs off a single database. Once this plan is developed and approved by management, a number of variables will impact the cost and timing of installing and transitioning to new information technology systems.

Components of Net Sales and Expense

Net sales

We generate net sales by selling apparel essentials such as t-shirts, bras, panties, men’s underwear, kids’ underwear, socks, hosiery, casualwear and activewear. Our net sales are recognized net of discounts, coupons, rebates, volume-based incentives and cooperative advertising costs. We recognize net sales when title and risk of loss pass to our customers. Net sales include an estimate for returns and allowances based upon historical return experience. We also offer a variety of sales incentives to resellers and consumers that are recorded as reductions to net sales.

Cost of sales

Our cost of sales includes the cost of manufacturing finished goods, which consists largely of labor and raw materials such as cotton and petroleum-based products. Our cost of sales also includes finished goods sourced from third-party manufacturers who supply us with products based on our designs as well as charges for slow moving or obsolete inventories. Rebates, discounts and other cash consideration received from a vendor related to inventory purchases are reflected in cost of sales when the related inventory item is sold. Our costs of sales do not include shipping and handling costs, and thus our gross margins may not be comparable to those of other entities that include such costs in costs of sales.

Selling, general and administrative expenses

Our selling, general and administrative expenses, or “SG&A expenses,” include selling, advertising, shipping, handling and distribution costs, rent on leased facilities, depreciation on owned facilities and equipment and other general and administrative expenses. Also included are allocations of corporate expenses and charges which consist of expenses for business insurance, medical insurance, employee benefit plan amounts and, because we were part of Sara Lee during all periods presented, allocations from Sara Lee for certain centralized administration costs for treasury, real estate, accounting, auditing, tax, risk management, human resources and benefits administration. These allocations of centralized administration costs were determined on bases that we and Sara Lee considered to be reasonable and take into consideration and include relevant operating profit, fixed assets, sales and payroll. SG&A expenses also include management payroll, benefits, travel, information systems, accounting, insurance and legal expenses.

Restructuring

We have from time to time closed facilities and reduced headcount, including in connection with previously announced restructuring and business transformation plans. We refer to these activities as restructuring actions. When we decide to close facilities or reduce headcount we take estimated charges for such restructuring, including charges for exited noncancelable leases and other contractual obligations, as well as severance and benefits. If the actual charge is different from the original estimate, an adjustment is recognized in the period such change in estimate is identified.

Interest expense

As part of our historical relationship with Sara Lee, we engaged in intercompany borrowings. We also have borrowed monies from third parties under a credit facility and a revolving line of credit. The interest charged under these facilities was recorded as interest expense. We are no longer able to borrow from Sara Lee. As part of the spin off on September 5, 2006, we incurred $2.6 billion of debt in the form of a new senior secured credit facility, a new senior secured second lien credit facility and a bridge loan facility, $2.4 billion of the proceeds of which was paid to Sara Lee. As a result, our interest expense in future periods will be substantially higher than in historical periods.

Interest income

Interest income is the return we earned on our cash and cash equivalents and, historically, on money we lent to Sara Lee as part of its corporate cash management practices. Our cash and cash equivalents are invested in highly liquid investments with original maturities of three months or less.

Income tax expense (benefit)

Our effective income tax rate fluctuates from period to period and can be materially impacted by, among other things:

•	changes in the mix of our earnings from the various jurisdictions in which we operate;

•	the tax characteristics of our earnings;

•	the timing and amount of earnings of foreign subsidiaries that we repatriate to the United States, which may increase our tax expense and taxes paid;

•	the timing and results of any reviews of our income tax filing positions in the jurisdictions in which we transact business; and

•	the expiration of the tax incentives for manufacturing operations in Puerto Rico, which have been repealed effective in fiscal 2007.

In particular, to service the substantial amount of debt we incurred in connection with the spin off and to meet other general corporate needs, we may have less flexibility than we have had previously regarding the timing or amount of future earnings that we repatriate from foreign subsidiaries. As a result, we believe that our income tax rate in future periods is likely to be higher, on average, than our historical effective tax rates.

Inflation and Changing Prices

We believe that changes in net sales and in net income that have resulted from inflation or deflation have not been material during the periods presented. There is no assurance, however, that inflation or deflation will not materially affect us in the future.

Combined and Consolidated Results of Operations—Fiscal 2006 Compared with Fiscal 2005

			Dollar	Percent
	Fiscal 2005	Fiscal 2006	Change	Change
	(dollars in thousands)

Net sales	$4,683,683	$4,472,832	$(210,851)	(4.5)%
Cost of sales	3,223,571	2,987,500	(236,071)	(7.3)

Gross profit	1,460,112	1,485,332	25,220	1.7
Selling, general and administrative expenses	1,053,654	1,051,833	(1,821)	(0.2)
Restructuring	46,978	(101)	(47,079)	NM

Operating profit	359,480	433,600	74,120	20.6
Interest expense	35,244	26,075	(9,169)	(26.0)
Interest income	(21,280)	(8,795)	12,485	58.7

Income before income taxes	345,516	416,320	70,804	20.5
Income tax expense	127,007	93,827	(33,180)	(26.1)

Net income	$218,509	$322,493	$103,984	47.6

Net Sales

			Dollar	Percent
	Fiscal 2005	Fiscal 2006	Change	Change
	(dollars in thousands)

Net sales	$4,683,683	$4,472,832	$(210,851)	(4.5)%

Net sales declined primarily due to the $142 million impact from the discontinuation of low-margin product lines in the innerwear, outerwear and international segments and a $48 million decline in sheer hosiery sales. Other factors netting to $21 million of this decline include lower selling prices and changes in product sales mix. Going forward, we expect the trend of declining hosiery sales to continue as a result of shifts in consumer preferences.

Cost of Sales

			Dollar	Percent
	Fiscal 2005	Fiscal 2006	Change	Change
	(dollars in thousands)

Cost of sales	$3,223,571	$2,987,500	$(236,071)	(7.3)%

Cost of sales declined year over year primarily as a result of the decline in net sales. As a percent of net sales, gross margin increased from 31.2% in fiscal 2005 to 33.2% in fiscal 2006. The increase in gross margin percentage was primarily due to a $140 million impact from lower cotton costs, and lower charges for slow moving and obsolete inventories and a $13 million impact from the benefits of prior year restructuring actions partially offset by an $84 million impact of lower selling prices and changes in product sales mix. Although our fiscal 2006 results benefited from lower cotton prices, we currently anticipate cotton costs to increase in future periods.

Selling, General and Administrative Expenses

			Dollar	Percent
	Fiscal 2005	Fiscal 2006	Change	Change
	(dollars in thousands)

Selling, general and administrative expenses	$1,053,654	$1,051,833	$(1,821)	(0.2)%

SG&A expenses declined due to a $31 million benefit from prior year restructuring actions, an $11 million reduction in variable distribution costs and a $7 million reduction in pension plan expense. These decreases were partially offset by a $47 million decrease in recovery of bad debts, higher share-based compensation expense, increased advertising and promotion costs and higher costs incurred related to the spin off. Measured as a percent of net sales, SG&A expenses increased from 22.5% in fiscal 2005 to 23.5% in fiscal 2006.

Restructuring

			Dollar	Percent
	Fiscal 2005	Fiscal 2006	Change	Change
	(dollars in thousands)

Restructuring	$46,978	$(101)	$(47,079)	NM

The charge for restructuring in fiscal 2005 is primarily attributable to costs for severance actions related to the decision to terminate 1,126 employees, most of whom are located in the United States. The income from restructuring in fiscal 2006 resulted from the impact of certain restructuring actions that were completed for amounts more favorable than originally expected which is partially offset by $4 million of costs associated with the decision to terminate 449 employees.

Operating Profit

			Dollar	Percent
	Fiscal 2005	Fiscal 2006	Change	Change
	(dollars in thousands)

Operating profit	$359,480	$433,600	$74,120	20.6%

Operating profit in fiscal 2006 was higher than in fiscal 2005 as a result of the items discussed above.

Interest Expense and Interest Income

			Dollar	Percent
	Fiscal 2005	Fiscal 2006	Change	Change
	(dollars in thousands)

Interest expense	$35,244	$26,075	$(9,169)	(26.0)%
Interest income	(21,280)	(8,795)	12,485	58.7%

Interest expense, net	$13,964	$17,280	$3,316	23.7%

Interest expense decreased year over year as a result of lower average balances on borrowings from Sara Lee. Interest income decreased significantly as a result of lower average cash balances. As a result of the spin off on September 5, 2006, our net interest expense will increase substantially as a result of our increased indebtedness.

Income Tax Expense

			Dollar	Percent
	Fiscal 2005	Fiscal 2006	Change	Change
	(dollars in thousands)

Income tax expense	$127,007	$93,827	$(33,180)	(26.1)%

Our effective income tax rate decreased from 36.8% in fiscal 2005 to 22.5% in fiscal 2006. The decrease in our effective tax rate is attributable primarily to an $81.6 million charge in fiscal 2005 related to the repatriation of the earnings of foreign subsidiaries to the United States. Of this total, $50.0 million was recognized in connection with the remittance of current year earnings to the United States, and $31.6 million related to earnings repatriated under the provisions of the American Jobs Creation Act of 2004. The tax expense for both periods was impacted by a number of significant items which are set out in the reconciliation of our effective tax rate to the U.S. statutory rate in Note 19 titled “Income Taxes” to our Combined and Consolidated Financial Statements.

Net Income

			Dollar	Percent
	Fiscal 2005	Fiscal 2006	Change	Change
	(dollars in thousands)

Net income	$218,509	$322,493	$103,984	47.6%

Net income in fiscal 2006 was higher than in fiscal 2005 as a result of the items discussed above.

Operating Results by Business Segment—Fiscal 2006 Compared with Fiscal 2005

			Dollar	Percent
	Fiscal 2005	Fiscal 2006	Change	Change
	(dollars in thousands)

Net sales:
Innerwear	$2,703,637	$2,627,101	$(76,536)	(2.8)%
Outerwear	1,198,286	1,140,703	(57,583)	(4.8)
Hosiery	338,468	290,125	(48,343)	(14.3)
International	399,989	398,157	(1,832)	(0.5)
Other	88,859	62,809	(26,050)	(29.3)

Total net segment sales	4,729,239	4,518,895	(210,344)	(4.4)
Intersegment	(45,556)	(46,063)	(507)	(1.1)

Total net sales	$4,683,683	$4,472,832	$(210,851)	(4.5)

Segment operating profit:
Innerwear	$300,796	$344,643	$43,847	14.6%
Outerwear	68,301	74,170	5,869	8.6
Hosiery	40,776	39,069	(1,707)	(4.2)
International	32,231	37,003	4,772	14.8
Other	(174)	127	301	NM

Total segment operating profit	441,930	495,012	53,082	12.0
Items not included in segment operating profit:
General corporate expenses	(21,823)	(52,482)	(30,659)	(140.5)
Amortization of trademarks and other identifiable intangibles	(9,100)	(9,031)	69	0.8
Restructuring	(46,978)	101	47,079	NM
Accelerated depreciation	(4,549)	—	4,549	NM

Total operating profit	359,480	433,600	74,120	20.6
Interest expense, net	(13,964)	(17,280)	(3,316)	(23.7)

Income before income taxes	$345,516	$416,320	$70,804	20.5

Innerwear

			Dollar	Percent
	Fiscal 2005	Fiscal 2006	Change	Change
	(dollars in thousands)

Net sales	$2,703,637	$2,627,101	$(76,536)	(2.8)%
Segment operating profit	300,796	344,643	43,847	14.6

Net sales in the innerwear segment decreased primarily due to a $65 million impact of our discontinuation of certain sleepwear, thermal and private label product lines and the closure of certain retail stores. Net sales were also negatively impacted by $15 million of lower sock sales due to both lower shipment volumes and lower pricing.

Gross profit percentage in the innerwear segment increased from 35.1% in fiscal 2005 to 37.2% in fiscal 2006, reflecting a $78 million impact of lower charges for slow moving and obsolete inventories, lower cotton costs and benefits from prior restructuring actions, partially offset by lower gross margins for socks due to pricing pressure and mix.

The increase in innerwear segment operating profit is primarily attributable to the increase in gross margin and a $37 million impact of lower allocated selling expenses and other SG&A expenses due to headcount reductions. This is partially offset by $21 million related to higher allocated media advertising and promotion costs.

Outerwear

			Dollar	Percent
	Fiscal 2005	Fiscal 2006	Change	Change
	(dollars in thousands)

Net sales	$1,198,286	$1,140,703	$(57,583)	(4.8)%
Segment operating profit	68,301	74,170	5,869	8.6

Net sales in the outerwear segment decreased primarily due to the $64 million impact of our exit of certain lower-margin fleece product lines and a $33 million impact of lower sales of casualwear products both in the retail channel and in the embellishment channel, resulting from lower prices and an unfavorable sales mix, partially offset by a $44 million impact from higher sales of activewear products.

Gross profit percentage in the outerwear segment increased from 18.9% in fiscal 2005 to 20.0% in fiscal 2006, reflecting a $72 million impact of lower charges for slow moving and obsolete inventories, lower cotton costs, benefits from prior restructuring actions and the exit of certain lower-margin fleece product lines, partially offset by pricing pressures and an unfavorable sales mix of t-shirts sold in the embellishment channel.

The increase in outerwear segment operating profit is primarily attributable to a higher gross profit percentage and a $7 million impact of lower allocated SG&A expenses due to the benefits of prior restructuring actions.

Hosiery

			Dollar	Percent
	Fiscal 2005	Fiscal 2006	Change	Change
	(dollars in thousands)

Net sales	$338,468	$290,125	$(48,343)	(14.3)%
Segment operating profit	40,776	39,069	(1,707)	(4.2)

Net sales in the hosiery segment decreased primarily due to the continued decline in sheer hosiery consumption in the United States. Outside unit volumes in the hosiery segment decreased by 13% in fiscal 2006, with an 11% decline in L’eggs volume to mass retailers and food and drug stores and a 22% decline in Hanes volume to department stores. Overall the hosiery market declined 11%. We expect this trend to continue as a result of shifts in consumer preferences.

Gross profit percentage in the hosiery segment increased from 38.0% in fiscal 2005 to 40.2% in fiscal 2006. The increase resulted primarily from improved product sales mix and pricing.

The decrease in hosiery segment operating profit is primarily attributable to lower sales volume.

International

			Dollar	Percent
	Fiscal 2005	Fiscal 2006	Change	Change
	(dollars in thousands)

Net sales	$399,989	$398,157	$(1,832)	(0.5)%
Segment operating profit	32,231	37,003	4,772	14.8

Net sales in the international segment decreased primarily as a result of $4 million in lower sales in Latin America which were mainly the result of a $13 million impact from our exit of certain low-margin product lines. Changes in foreign currency exchange rates increased net sales by $10 million.

Gross profit percentage increased from 39.1% in fiscal 2005 to 40.6% in fiscal 2006. The increase is due to lower allocated SG&A expenses and margin improvements in sales in Canada resulting from greater purchasing power for contracted goods.

The increase in international segment operating profit is primarily attributable to a $7 million impact of improvements in gross profit in Canada.
Other

			Dollar	Percent
	Fiscal 2005	Fiscal 2006	Change	Change
	(dollars in thousands)
Net sales	$88,859	$62,809	$(26,050)	(29.3)%
Segment operating profit	(174)	127	301	NM
     Net sales decreased primarily due to the acquisition of National Textiles LLC in September 2005 which caused a $72 million decline as sales to this business were previously included in net sales prior to the acquisition. Sales to National Textiles LLC subsequent to the acquisition of this business are eliminated for purposes of segment reporting. This decrease was partially offset by $40 million in fabric sales to third parties by National Textiles LLC subsequent to the acquisition. An additional offset was related to increased sales of $7 million due to the acquisition of a Hong Kong based sourcing business at the end of fiscal 2005.
Gross profit and segment operating profit remained flat as compared to fiscal 2005. As sales of this segment are generated for the purpose of maintaining asset utilization at certain manufacturing facilities, gross profit and operating profit are lower than those of our other segments.

General Corporate Expenses

General corporate expenses not allocated to the segments increased in fiscal 2006 from fiscal 2005 as a result of higher incurred costs related to the spin off.

Combined and Consolidated Results of Operations—Fiscal 2005 Compared with Fiscal 2004

			Dollar	Percent
	Fiscal 2004	Fiscal 2005	Change	Change
	(dollars in thousands)

Net sales	$4,632,741	$4,683,683	$50,942	1.1%
Cost of sales	3,092,026	3,223,571	131,545	4.3

Gross profit	1,540,715	1,460,112	(80,603)	(5.2)
Selling, general and administrative expenses	1,087,964	1,053,654	(34,310)	(3.2)
Restructuring	27,466	46,978	19,512	71.0

Operating profit	425,285	359,480	(65,805)	(15.5)
Interest expense	37,411	35,244	(2,167)	(5.8)
Interest income	(12,998)	(21,280)	(8,282)	(63.7)

Income before income taxes	400,872	345,516	(55,356)	(13.8)
Income tax expense (benefit)	(48,680)	127,007	175,687	NM

Net income	$449,552	$218,509	$(231,043)	(51.4)

Net Sales

			Dollar	Percent
	Fiscal 2004	Fiscal 2005	Change	Change
	(dollars in thousands)

Net sales	$4,632,741	$4,683,683	$50,942	1.1%

Net sales increased year over year primarily as a result of a $91 million impact from increases in net sales in the innerwear and outerwear segments. Approximately $106 million of this increase was due to increased sales of our activewear products, primarily due to the introduction of our C9 by Champion line toward the end of fiscal 2004. Net sales were adversely affected by a $55 million impact from declines in the hosiery and international segments. The total impact of the 53rd week in fiscal 2004 was $77 million.

Cost of Sales

			Dollar	Percent
	Fiscal 2004	Fiscal 2005	Change	Change
	(dollars in thousands)

Cost of sales	$3,092,026	$3,223,571	$131,545	4.3%

Cost of sales increased year over year as a result of the increase in net sales. Also contributing to the increase in cost of sales was a $94 million impact from higher raw material costs for cotton and charges for slow moving and obsolete inventories. Our gross margin declined from 33.3% in fiscal 2004 to 31.2% in fiscal 2005.

Selling, General and Administrative Expenses

			Dollar	Percent
	Fiscal 2004	Fiscal 2005	Change	Change
	(dollars in thousands)

Selling, general and administrative expenses	$1,087,964	$1,053,654	$(34,310)	(3.2)%

SG&A expenses declined due to a $36 million impact from lower benefit plan costs, increased recovery of bad debts and a lower cost structure achieved through prior restructuring actions, offset in part by increases in total advertising and promotion costs. SG&A expenses in fiscal 2004 included a $7.5 million charge related to the discontinuation of the Lovable U.S. trademark, while SG&A expenses in fiscal 2005 included a $4.5 million charge for accelerated depreciation of leasehold improvements as a result of exiting certain store leases. Measured as a percent of net sales, SG&A expenses declined from 23.5% in fiscal 2004 to 22.5% in fiscal 2005.

Restructuring

			Dollar	Percent
	Fiscal 2004	Fiscal 2005	Change	Change
	(dollars in thousands)

Restructuring	$27,466	$46,978	$19,512	71.0%

The charge for restructuring in fiscal 2005 is primarily attributable to costs for severance actions related to the decision to terminate 1,126 employees, most of whom are located in the United States. The charge for restructuring in fiscal 2004 is primarily attributable to a charge for severance actions related to the decision to terminate 4,425 employees, most of whom are located outside the United States. The increase year over year is primarily attributable to the relative costs associated with terminating U.S. employees as compared to international employees.

Operating Profit

			Dollar	Percent
	Fiscal 2004	Fiscal 2005	Change	Change
	(dollars in thousands)

Operating profit	$425,285	$359,480	$(65,805)	(15.5)%

Operating profit in fiscal 2005 was lower than in fiscal 2004 primarily due to higher raw material costs for cotton and charges for slow moving and obsolete inventories.

Interest Expense and Interest Income

			Dollar	Percent
	Fiscal 2004	Fiscal 2005	Change	Change
	(dollars in thousands)

Interest expense	$37,411	$35,244	$(2,167)	(5.8)%
Interest income	(12,998)	(21,280)	(8,282)	(63.7)

Interest expense, net	$24,413	$13,964	$(10,449)	(42.8)

Interest expense decreased year over year as a result of lower average balances on borrowings from Sara Lee. Interest income increased significantly as a result of higher average cash balances. As a result of the spin off on September 5, 2006, our net interest expense will increase substantially as a result of our increased indebtedness.

Income Tax Expense (Benefit)

			Dollar	Percent
	Fiscal 2004	Fiscal 2005	Change	Change
	(dollars in thousands)

Income tax expense (benefit)	$(48,680)	$127,007	$175,687	NM

Our effective income tax rate increased from a negative 12.1% in fiscal 2004 to 36.8% in fiscal 2005. The increase in our effective tax rate is attributable primarily to an $81.6 million charge in fiscal 2005 related to the repatriation of the earnings of foreign subsidiaries to the United States. Of this total, $50.0 million was recognized in connection with the remittance of current year earnings to the United States, and $31.6 million related to earnings repatriated under the provisions of the American Jobs Creation Act of 2004. The negative rate in fiscal 2004 is attributable primarily to an income tax benefit of $128.1 million resulting from Sara Lee’s finalization of tax reviews and audits for amounts that were less than originally anticipated and recognized in fiscal 2004. The tax expense for both periods was impacted by a number of significant items which are set out in the reconciliation of our effective tax rate to the U.S. statutory rate in Note 19 titled “Income Taxes” to our Combined and Consolidated Financial Statements.

Net Income

			Dollar	Percent
	Fiscal 2004	Fiscal 2005	Change	Change
	(dollars in thousands)

Net income	$449,552	$218,509	$(231,043)	(51.4)%

Net income in fiscal 2005 was lower than in fiscal 2004 as a result of the decline in operating profit and the increase in income tax expense, as discussed above.

Operating Results by Business Segment—Fiscal 2005 Compared with Fiscal 2004

			Dollar	Percent
	Fiscal 2004	Fiscal 2005	Change	Change
	(dollars in thousands)

Net sales:
Innerwear	$2,668,876	$2,703,637	$34,761	1.3%
Outerwear	1,141,677	1,198,286	56,609	5.0
Hosiery	382,728	338,468	(44,260)	(11.6)
International	410,889	399,989	(10,900)	(2.7)
Other	86,888	88,859	1,971	2.3

Total net segment sales	4,691,058	4,729,239	38,181	0.8
Intersegment	(58,317)	(45,556)	12,761	21.9

Total net sales	$4,632,741	$4,683,683	$50,942	1.1

Segment operating profit:
Innerwear	$366,988	$300,796	$(66,192)	(18.0)
Outerwear	47,059	68,301	21,242	45.1
Hosiery	38,113	40,776	2,663	7.0
International	38,248	32,231	(6,017)	(15.7)
Other	35	(174)	(209)	NM

Total segment operating profit	490,443	441,930	(48,513)	(9.9)
Items not included in segment operating profit:
General corporate expenses	(28,980)	(21,823)	7,157	24.7
Amortization of trademarks and other identifiable intangibles	(8,712)	(9,100)	(388)	(4.5)
Restructuring	(27,466)	(46,978)	(19,512)	(71.0)
Accelerated depreciation	—	(4,549)	(4,549)	NM

Total operating profit	425,285	359,480	(65,805)	(15.5)
Interest expense, net	(24,413)	(13,964)	10,449	42.8

Income before income taxes	$400,872	$345,516	$(55,356)	(13.8)

Innerwear

			Dollar	Percent
	Fiscal 2004	Fiscal 2005	Change	Change
	(dollars in thousands)

Net sales	$2,668,876	$2,703,637	$34,761	1.3%
Segment operating profit	366,988	300,796	(66,192)	(18.0)

Net sales in the innerwear segment increased primarily due to a $40 million impact from volume increases in the sales of men’s underwear and socks. Net sales were adversely affected year over year by a $47 million impact of the 53rd week in fiscal 2004.

Gross profit percentage in the innerwear segment declined from 37.5% in fiscal 2004 to 35.1% in fiscal 2005, reflecting a $60 million impact of higher raw material costs for cotton and charges for slow moving and obsolete underwear inventories.

The decrease in innerwear segment operating profit is primarily attributable to the following factors. First, we increased inventory reserves by $30 million for slow moving and obsolete underwear inventories in fiscal 2005 as compared to fiscal 2004. Second, innerwear operating profit was adversely affected by a $12 million impact of the 53rd week in fiscal 2004. The remaining decrease in segment operating profit was primarily the result of higher unit volume offset in part by higher allocated distribution and media advertising and promotion costs.

Outerwear

			Dollar	Percent
	Fiscal 2004	Fiscal 2005	Change	Change
	(dollars in thousands)

Net sales	$1,141,677	$1,198,286	$56,609	5.0%
Segment operating profit	47,059	68,301	21,242	45.1

Net sales in the outerwear segment increased primarily due to $106 million impact from increases in sales of activewear products, offsetting $45 million in volume declines in t-shirts sold through our embellishment channel. Net sales were adversely affected year over year by an $18 million impact of the 53rd week in fiscal 2004.

Gross profit percentage in the outerwear segment decreased from 21.2% in fiscal 2004 to 18.9% in fiscal 2005, reflecting a $45 million impact of higher raw material costs for cotton and additional start-up costs associated with new product rollouts. These charges are partially offset by favorable manufacturing variances as a result of higher sales volume.

The increase in outerwear segment operating profit is attributable primarily to higher net sales and lower allocated SG&A expenses. Segment operating profit also was adversely affected year over year by a $1 million impact of the 53rd week in fiscal 2004.

Hosiery

			Dollar	Percent
	Fiscal 2004	Fiscal 2005	Change	Change
	(dollars in thousands)

Net sales	$382,728	$338,468	$(44,260)	(11.6)%
Segment operating profit	38,113	40,776	2,663	7.0

Net sales in the hosiery segment decreased primarily due to $42 million from unit volume decreases and $5 million from unfavorable product sales mix. Outside unit volumes in the hosiery segment decreased by 8% in fiscal 2005, with a 7% decline in L’eggs volume to mass retailers and food and drug stores and a 13% decline in Hanes volume to department stores. The 8% volume decrease was in line with the overall hosiery market decline. Net sales also were adversely affected year over year by a $6 million impact of the 53rd week in fiscal 2004.

Gross profit percentage in the hosiery segment decreased from 38.7% in fiscal 2004 to 38.0% in fiscal 2005. The decrease resulted primarily from $1 million in unfavorable product sales mix.

The increase in hosiery segment operating profit is attributable primarily to a $16 million decrease in allocated media advertising and promotion costs and allocated SG&A expenses partially offset by a decrease in sales. Hosiery segment operating profit was also adversely affected year over year by a $2 million impact of the 53rd week in fiscal 2004.

International

			Dollar	Percent
	Fiscal 2004	Fiscal 2005	Change	Change
	(dollars in thousands)

Net sales	$410,889	$399,989	$(10,900)	(2.7)%
Segment operating profit	38,248	32,231	(6,017)	(15.7)

Net sales in the international segment decreased primarily as a result of a $19 million decrease in sales from Latin America and Asia, partially offset by an $11 million impact from changes in foreign currency exchange rates during fiscal 2005. Net sales were adversely affected year over year by a $6 million impact of the 53rd week in fiscal 2004.

Gross profit percentage increased from 36.4% in fiscal 2004 to 39.1% in fiscal 2005. The increase resulted primarily from margin improvements in Canada and Latin America, partially offset by declines in Asia.

The decrease in international segment operating profit is attributable primarily to the decrease in net sales and higher allocated media advertising and promotion expenditures and SG&A expenses in fiscal 2005 as compared to fiscal 2004. These effects were offset in part by the improvement in gross profit and $3 million from changes in foreign currency exchange rates. International segment operating profit also was affected adversely year over year by a $2 million impact of the 53rd week in fiscal 2004.
Other

			Dollar	Percent
	Fiscal 2004	Fiscal 2005	Change	Change
	(dollars in thousands)
Net sales	$86,888	$88,859	$1,971	2.3%
Segment operating profit	35	(174)	(209)	NM
     Net sales increased due to higher sales of yarn and other materials to National Textiles LLC. Gross profit and segment operating profit remained flat as compared to fiscal 2004. As sales of this segment are generated for the purpose of maintaining asset utilization at certain manufacturing facilities, gross profit and operating profit are lower than those of our other segments.

General Corporate Expenses

General corporate expenses not allocated to the segments decreased in fiscal 2005 from fiscal 2004 as a result of lower allocations of Sara Lee centralized costs and employee benefit costs, offset in part by expenses incurred for the spin off.

Liquidity and Capital Resources

Trends and Uncertainties Affecting Liquidity

Following the spin off which occurred on September 5, 2006, our capital structure, long-term capital commitments and sources of liquidity changed significantly from our historical capital structure, long-term capital commitments and sources of liquidity described below. In periods after the spin off, our primary source of liquidity will be cash provided from operating activities and availability under our revolving loan facility described below. The following has or is expected to negatively impact liquidity:

•	we incurred long-term debt in connection with the spin off of $2.6 billion;

•	we expect to continue to invest in efforts to improve operating efficiencies and lower costs;

•	we expect to continue to add new manufacturing capacity in Central America, the Caribbean Basin and Asia;

•	we assumed pension and other benefit obligations from Sara Lee of approximately $299 million and;

•	we may need to increase the portion of the income of our foreign subsidiaries that is expected to be remitted to the United States, which could significantly increase our income tax expense.

We incurred indebtedness of $2.6 billion in connection with the spin off as further described below. On September 5, 2006 we paid $2.4 billion of the proceeds from these borrowings to Sara Lee and, as a result, those proceeds will not be available for our business needs, such as funding working capital or the expansion of our operations. In addition, in order to service our substantial debt obligations, we may need to increase the portion of the income of our foreign subsidiaries that is expected to be remitted to the United States, which could significantly increase our income tax expense. We believe that our cash provided from operating activities, together with our available credit capacity, will enable us to comply with the terms of our new indebtedness and meet presently foreseeable financial requirements.

We expect to continue the restructuring efforts that we have undertaken over the last several years. For example, we recently closed two facilities in the United States and one in Mexico. The implementation of these efforts, which are designed to improve operating efficiencies and lower costs, has resulted and is likely to continue to result in significant costs. As further plans are developed and approved by management and our board of directors, we expect to recognize additional restructuring to eliminate duplicative functions within the organization and transition a significant portion of our manufacturing capacity to lower-cost locations. We also expect to incur costs associated with the integration of our information technology systems across our company.

As we continue to add new manufacturing capacity in Central America, the Caribbean Basin and Asia, our exposure to events that could disrupt our foreign supply chain, including political instability, acts of war or terrorism or other international events resulting in the disruption of trade, disruptions in shipping and freight forwarding services, increases in oil prices, which would increase the cost of shipping, interruptions in the availability of basic services and infrastructure and fluctuations in foreign currency exchange rates, is increased. Disruptions in our foreign supply chain could negatively impact our liquidity by interrupting production in offshore facilities, increasing our cost of sales, disrupting merchandise deliveries, delaying receipt of the products into the United States or preventing us from sourcing our products at all. Depending on timing, these events could also result in lost sales, cancellation charges or excessive markdowns.

We assumed approximately $299 million in unfunded employee benefit liabilities for pension, postretirement and other retirement benefit qualified and nonqualified plans from Sara Lee in connection with the spin off that occurred on September 5, 2006. Included in these liabilities are pension obligations which have not been reflected in our historical financial statements prior to the spin off, because these obligations have historically been obligations of Sara Lee. The pension obligations we assumed are approximately $225 million more than the corresponding pension assets we acquired. In addition, we could be required to make contributions to the pension plans in excess of our current expectations if financial conditions change or if the assumptions we have used to calculate our pension costs and obligations turn out to be inaccurate. A significant increase in our funding obligations could have a negative impact on our liquidity.

Net Cash from Operating Activities

Net cash from operating activities increased to $510.6 million in fiscal 2006 from $506.9 million in fiscal 2005. The $3.7 million increase was primarily the result of more effective working capital utilization and higher earnings in the business. Net cash from operating activities was $506.9 million in fiscal 2005 as compared to $471.4 million in fiscal 2004. The increase of $35.5 million was primarily due to an increase in cash generated from more efficient usage of working capital, which was partially offset by lower profitability in the business.

Net Cash Used in Investing Activities

Net cash used in investing activities increased to $110.7 million in fiscal 2006 from $60.1 million in fiscal 2005. The increase was primarily the result of higher purchases of property and equipment. Net cash used in investing activities was $60.1 million in fiscal 2005, compared to $61.3 million in fiscal 2004. For fiscal years 2004, 2005 and 2006, we expended $63.6 million, $67.1 million and $110.1 million, respectively, to fund purchases of property, plant and equipment and received proceeds from the sales of assets of $4.5 million, $9.0 million and $5.5 million, respectively, during these periods.

Net Cash Used in Financing Activities

Net cash used in financing activities increased to $1.2 billion in fiscal 2006, from $41.4 million in fiscal 2005. This increase was primarily the result of net transactions with parent companies which included net borrowings of $1.3 billion from parent companies and related entities, and $94 million of dividends paid to the parent companies and related entities, which were partially offset by an increase of $275 million in bank overdraft. Net cash used in financing activities was $41.4 million in fiscal 2005, compared to $25.8 million in fiscal 2004. During fiscal 2005, we repaid $113.4 million to Sara Lee-related entities and distributed $5.9 million in net transactions with parent companies and related entities while incurring $88.8 million in short-term borrowings from third-parties. During fiscal 2004, we repaid $24.2 million to Sara Lee-related entities.

Cash and Cash Equivalents

At the end of fiscal years 2004, 2005 and 2006, cash and cash equivalents were $674.2 million, $1.1 billion and $298.3 million, respectively. The decrease in cash and cash equivalents at the end of fiscal 2006 was primarily the result of a $1.0 billion sweep of cash from our accounts by Sara Lee in anticipation of the spin off. The fiscal 2006 balance was also impacted by a $275 million bank overdraft which was classified as a current liability. As part of Sara Lee, we participated in Sara Lee’s cash pooling arrangements under which positive and negative cash balances are netted within geographic regions.

The recapitalization undertaken in conjunction with the spin off resulted in a reduction in cash and cash equivalents. In periods after the spin off, our primary source of liquidity will be cash provided from operating activities and availability under our revolving loan facility described below.

Amounts due to or from Parent Companies and Related Entities

A significant portion of the cash and cash equivalents on our balance sheet has been generated from our controlled foreign corporations and is located outside of the United States. When we were owned by Sara Lee, its policy was to determine at the end of each fiscal year the amount of cash to be repatriated to the United States and the amount to be permanently reinvested outside of the United States. As a result of decisions made in prior years to permanently reinvest earnings in foreign jurisdictions, our domestic operations have borrowed periodically from Sara Lee to meet funding requirements. In cases where our domestic operations had excess cash, the excess cash was swept into Sara Lee’s cash pooling accounts or lent to Sara Lee-related entities. Ultimately, the amounts owed to or due from Sara Lee and its related entities were driven by Sara Lee’s cash management policies and our operating requirements. These amounts have historically totaled as follows:

	July 3,	July 2,	July 1,
	2004	2005	2006
	(dollars in thousands)

Due from related entities	$73,430	$26,194	$273,428
Funding receivable with parent companies	55,379	—	161,686
Notes receivable from parent companies	432,748	90,551	1,111,167
Due to related entities	(97,592)	(59,943)	(43,115)
Funding payable with parent companies	—	(317,184)	—
Notes payable to parent companies	(478,295)	(228,152)	(246,830)
Notes payable to related entities	(436,387)	(323,046)	(466,944)

Net amount due (to) from parent companies and related entities	$(450,717)	$(811,580)	$789,392

Changes in these balances are the result of operational funding needs and Sara Lee’s cash management requirements. These items are further described in Note 20, titled “Relationship with Sara Lee and Related Entities,” to our Combined and Consolidated Financial Statements. All amounts payable to or receivable from Sara Lee and its related entities were extinguished as part of the spin off which occurred on September 5, 2006.

Notes Payable and Credit Facilities

Notes payable to banks were $3.5 million at July 1, 2006, $83.3 million at July 2, 2005, and zero at the end of fiscal 2004. We did not use cash on hand to repay notes payable at July 1, 2006 and July 2, 2005 as we did at the end of fiscal 2004.

Prior to the end of fiscal 2006, we maintained a 364-day short-term non-revolving credit facility under which we could borrow up to 107 million Canadian dollars at a floating rate of interest that was based upon either the announced bankers acceptance lending rate plus 0.6% or the Canadian prime lending rate. Under the agreement, we had the option to borrow amounts for periods of time of less than 364 days. The facility expired at the end of the 364-day period and the amount of the facility could not be increased until the next renewal date. In fiscal 2006, the borrowings under this agreement were repaid at the end of the year and the facility was closed.

In addition, we have a RMB 30 million (approximately $3.8 million) short-term revolving facility arrangement with a Chinese branch of a U.S. bank. The facility is dated January 27, 2006 and is renewable annually. Borrowings under the facility accrue interest at the prevailing base lending rates published by the People’s Bank of China from time to time less 10% and are currently guaranteed by Sara Lee. As of July 1, 2006, $3.5 million was outstanding under this facility. In July 2006, the facility was increased to RMB 50 million (approximately $6.35 million). We are presently in compliance with the covenants contained in this facility.

New Credit Facilities

In connection with the spin off, on September 5, 2006, we entered into a $2.15 billion senior secured credit facility (the “Senior Secured Credit Facility”) which includes a $500 million revolving loan facility that was undrawn at the time of the spin off, a $450 million senior secured second lien credit facility (the “Second Lien Credit Facility”) and a $500 million bridge loan facility (the “Bridge Loan Facility”) with various financial institution lenders, including Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Senior Funding, Inc., as the co-syndication agents and the joint lead arrangers and joint bookrunners. Citicorp USA, Inc. is acting as administrative agent and Citibank, N.A. is acting as collateral agent for the Senior Secured Credit Facility and the Second Lien Credit Facility. Morgan Stanley Senior Funding, Inc. is acting as the administrative agent for the Bridge Loan Facility. As a result of this debt incurrence, the amount of interest expense will increase significantly in periods after the spin off. We paid $2.4 billion of the proceeds of these borrowings to Sara Lee prior to the consummation of the spin off.

Senior Secured Credit Facility

The Senior Secured Credit Facility provides for aggregate borrowings of $2.15 billion, consisting of: (i) a $250.0 million Term A loan facility (the “Term A Loan Facility”); (ii) a $1.4 billion Term B loan facility (the “Term B Loan Facility”); and (iii) a $500.0 million revolving loan facility (the “Revolving Loan Facility”) that was undrawn at the time of the spin off.

The Senior Secured Credit Facility is guaranteed by substantially all of our existing and future direct and indirect U.S. subsidiaries, with certain customary or agreed-upon exceptions for some of our other subsidiaries. We and each of the guarantors under the Senior Secured Credit Facility have granted the lenders under the Senior Secured Credit Facility a valid and perfected first priority (subject to certain customary exceptions) lien and security interest in the following:

•	the equity interests of substantially all of our direct and indirect U.S. subsidiaries and 65% of the voting securities of certain foreign subsidiaries; and

•	substantially all present and future property and assets, tangible and intangible, of us and each guarantor, except for certain enumerated interests, and all proceeds and products of such property and assets.

The final maturity of the Term A Loan Facility is September 5, 2012. The Term A Loan Facility will amortize in an amount per annum equal to the following: year 1—5.00%; year 2—10.00%; year 3—15.00%; year 4—20.00%; year 5—25.00%; year 6—25.00%. The final maturity of the Term B Loan Facility is September 5, 2013. The Term B Loan Facility will be repaid in equal quarterly installments in an amount equal to 1% per annum, with the balance due on the maturity date. The final maturity of the Revolving Loan Facility is September 5, 2011. All borrowings under the Revolving Loan Facility must be repaid in full upon maturity.

At our option, borrowings under the Senior Secured Credit Facility may be maintained from time to time as (a) Base Rate loans, which shall bear interest at the higher of (i) 1/2 of 1% in excess of the federal funds rate and (ii) the rate published in the Wall Street Journal as the “prime rate” (or equivalent), in each case in effect from time to time, plus the applicable margin in effect from time to time (which is currently 0.75% for the Term A Loan Facility and the Revolving Loan Facility and 1.25% for the Term B Loan Facility), or (b) LIBOR based loans, which shall bear interest at the LIBO Rate (as defined in the Senior Secured Credit Facility and adjusted for maximum reserves), as determined by the administrative agent for the respective interest period plus the applicable margin in effect from time to time (which is currently 1.75% for the Term A Loan Facility and the Revolving Loan Facility and 2.25% for the Term B Loan Facility).

The Senior Secured Credit Facility requires us to comply with customary affirmative, negative and financial covenants. The Senior Secured Credit Facility requires that we maintain a minimum interest coverage ratio and a maximum total debt to EBITDA ratio. The interest coverage covenant requires that the ratio of our EBITDA for the preceding four fiscal quarters to our consolidated total interest expense for such period shall not be less than 2 to 1 for each fiscal quarter ending after December 15, 2006. The interest coverage ratio limit will increase over time until it reaches 3.25 to 1 for fiscal quarters ending after October 15, 2009. The total debt to EBITDA covenant requires that the ratio of our total debt to our EBITDA for the preceding four fiscal quarters will not be more than 5.5 to 1 for each fiscal quarter ending after December 15, 2006. This ratio limit will decline over time until it reaches 3 to 1 for fiscal quarters after October 15, 2009. The method of calculating all of the components used in the covenants is included in the Senior Secured Credit Facility.

The Senior Secured Credit Facility contains customary events of default, including nonpayment of principal when due; nonpayment of interest, fees or other amounts after stated grace period; inaccuracy of representations and warranties; violations of covenants; certain bankruptcies and liquidations; any cross-default of more than $50 million; certain judgments of more than $50 million; certain ERISA-related events; and a change in control (as defined in the Senior Secured Credit Facility).

Second Lien Credit Facility

The Second Lien Credit Facility provides for aggregate borrowings of $450 million by our wholly-owned subsidiary, HBI Branded Apparel Limited, Inc. The Second Lien Credit Facility is unconditionally guaranteed by us and each entity guaranteeing the Senior Secured Credit Facility, subject to the same exceptions and exclusions provided in the Senior Secured Credit Facility. The Second Lien Credit Facility and the guarantees in respect thereof are secured on a second-priority basis (subordinate only to the Senior Secured Credit Facility and any permitted additions thereto or refinancings thereof) by substantially all of the assets that secure the Senior Secured Credit Facility (subject to the same exceptions).

Loans under the Second Lien Credit Facility will bear interest in the same manner as those under the Senior Secured Credit Facility, subject to a margin of 2.75% for Base Rate loans and 3.75% for LIBOR based loans.

The Second Lien Credit Facility requires us to comply with customary affirmative, negative and financial covenants and includes customary events of default. The Second Lien Credit Facility requires that we maintain a minimum interest coverage ratio and a maximum total debt to EBITDA ratio. The interest coverage covenant requires that the ratio of our EBITDA for the preceding four fiscal quarters to our consolidated total interest expense for such period shall not be less than 1.5 to 1 for each fiscal quarter ending after December 15, 2006. The interest coverage ratio will increase over time until it reaches 2.5 to 1 for fiscal quarters ending after April 15, 2009. The total debt covenant requires that the ratio of our total debt to our EBITDA for the preceding four fiscal quarters will not be more than 6 to 1 for each fiscal quarter ending after December 15, 2006. This ratio will decline over time until it reaches 3.75 to 1 for fiscal quarters ending after October 15, 2009. The method of calculating all of the components used in the covenants is included in the Second Lien Credit Facility.

The Second Lien Credit Facility contains customary events of default, including nonpayment of principal when due; nonpayment of interest, fees or other amounts after stated grace period; inaccuracy of representations and warranties; violations of covenants; certain bankruptcies and liquidations; any cross-default of more than $60 million; certain judgments of more than $60 million; certain ERISA-related events; and a change in control (as defined in the Second Lien Credit Facility).

The Second Lien Credit Facility matures on March 5, 2014 and includes a penalty for prepayment of the loan prior to September 5, 2009. The Second Lien Credit Facility will not amortize and will be repaid in full on its maturity date.

Bridge Loan Facility

The Bridge Loan Facility provides for a borrowing of $500 million and is unconditionally guaranteed by each entity guaranteeing the Senior Secured Credit Facility. The Bridge Loan Facility is unsecured and will mature on September 5, 2007. If the Bridge Loan Facility has not been repaid at maturity, the outstanding principal amount of the facility will roll over into a rollover loan in the same amount that will mature on September 5, 2014. Lenders that have extended rollover loans to us may request that we issue “Exchange

Notes” to them in exchange for the rollover loans, and also may request that we register such notes upon request.

Interest under the Bridge Loan Facility shall be paid at the Contract Rate. “Contract Rate” is defined as of any date of determination, (i) from the Closing Date to, but excluding, the three month anniversary of the Closing Date, a rate of 9.6475%, (ii) on and after the three month anniversary of the Closing Date to, but excluding, the six month anniversary of the Closing Date, a rate per annum (the “Second Contract Rate”) equal to the sum of the First Contract Rate plus 0.50%, (iii) on and after the six month anniversary of the Closing Date to, but excluding, the nine month anniversary of the Closing Date, a rate per annum (the “Third Contract Rate”) equal to the sum of the Second Contract Rate plus 0.50%, (iv) on and after the three month anniversary of the Closing Date to, but excluding, the Bridge Loan Repayment Date, a rate per annum (the “Fourth Contract Rate”) equal to the sum of the Third Contract Rate plus 0.50% and (v) on and after the Bridge Loan Repayment Date, a rate per annum equal to the sum of the Fourth Contract Rate plus an increase of 0.50% every three months. However, the interest rate borne by the Bridge Loan Facility will not exceed 11.50%.

The Bridge Loan Facility requires us to comply with customary affirmative, negative and financial covenants and includes customary events of default.

Off-Balance Sheet Arrangements

We engage in off-balance sheet arrangements that we believe are reasonably likely to have a current or future effect on our financial condition and results of operations. These off-balance sheet arrangements include operating leases for manufacturing facilities, warehouses, office space, vehicles and machinery and equipment. In addition, prior to and during fiscal 2005, we participated in Sara Lee’s receivables sale program.

Leases

Minimum operating lease obligations are scheduled to be paid as follows: $37.6 million in fiscal 2007, $30.9 million in fiscal 2008, $23.5 million in fiscal 2009, $19.0 million in fiscal 2010, $17.7 million in fiscal 2011 and $13.6 million thereafter.

Sale of Accounts Receivable

Historically, we participated in a Sara Lee program to sell trade accounts receivable to a limited purpose subsidiary of Sara Lee. The subsidiary, a separate bankruptcy remote corporate entity, is consolidated in Sara Lee’s results of operations and statement of financial position. This subsidiary held trade accounts receivable that it purchased from the operating units and sold participating interests in those receivables to financial institutions, which in turn purchased and received ownership and security interests in those receivables. During fiscal 2005, Sara Lee terminated its receivable sale program and no receivables were sold under this program at the end of fiscal 2005. The amount of receivables sold under this program was $22.3 million at the end of fiscal 2004. Changes in the balance of receivables sold are a component of net cash from operating activities (“(Increase) decrease in trade accounts receivable”) with an offset to a change in “Decrease (increase) in due to and from related entities” in our Combined and Consolidated Statement of Cash Flows. As collections reduced accounts receivable included in the pool, the operating units sold new receivables to the limited purpose subsidiary. The limited purpose subsidiary had the risk of credit loss on the sold receivables.

The proceeds from the sale of the receivables were equal to the face amount of the receivables less a discount. The discount was based on a floating rate and was accounted for as a cost of the receivable sale program. This cost has been included in “Selling, general and administrative expenses” in our Combined and Consolidated Statements of Income. The calculated discount rate for 2004 and 2005 was 1.2%, resulting in aggregated costs of $5.0 million and $4.0 million in fiscal 2004, and 2005, respectively. We retained collection and administrative responsibilities for the participating interests in the defined pool.

Future Contractual Obligations and Commitments

We do not have any material unconditional purchase obligations, as such term is defined by Statement of Financial Accounting Standards, or “SFAS,” No. 47, Disclosure of Long-Term Purchase Obligations. The following tables contain information on our contractual obligations and commitments as of July 1, 2006.

		Payments Due by Fiscal Year
	At July 1,	Less than			More than
	2006	1 year	1-3 years	3-5 years	5 years
	(in thousands)

Obligations extinguished upon separation:
Due to related entities	$43,115	$43,115	$—	$—	$—
Notes payable to parent companies	246,830	246,830	—	—	—
Note payable to related entities	466,944	466,944	—	—	—
Interest on debt obligations	2,123	2,123	—	—	—

	759,012	759,012	—	—	—
Obligations retained at separation (1):
Notes payable to banks	3,471	3,471	—	—	—
Interest on debt obligations	163	163	—	—	—
Operating lease obligations	142,285	37,624	54,412	36,657	13,592
Capital lease obligations including related interest payments	5,925	2,887	2,767	271	—
Purchase obligations (2)	466,678	12,082	444,521	9,075	1,000
Other long-term liabilities (3)	29,473	12,651	9,010	7,812	—

	647,995	68,878	510,710	53,815	14,592

Total	$1,407,007	$827,890	$510,710	$53,815	$14,592

(1)	In connection with the spin off on September 5, 2006, we incurred approximately (i) $1.65 billion of indebtedness funded under the Senior Secured Credit Facility, which included the additional $500.0 million Revolving Loan Facility which was undrawn at the closing of the spin off, (ii) $450.0 million of indebtedness under the Second Lien Credit Facility and (iii) $500.0 million of indebtedness under the Bridge Loan Facility. Each of these credit facilities bears interest as described in “New Credit Facilities” above. The indebtedness under these facilities is not included in this table.

(2)	“Purchase obligations,” as disclosed in the table, are obligations to purchase goods and services in the ordinary course of business for production and inventory needs (such as raw materials, supplies, packaging, and manufacturing arrangements), capital expenditures, marketing services, royalty-bearing license agreement payments and other professional services. This table only includes purchase obligations for which we have agreed upon a fixed or minimum quantity to purchase, a fixed, minimum or variable pricing arrangement, and an approximate delivery date. Actual cash expenditures relating to these obligations may vary from the amounts shown in the table above. We enter into purchase obligations when terms or conditions are favorable or when a long-term commitment is necessary. Many of these arrangements are cancelable after a notice period without a significant penalty. This table omits obligations that did not exist as of July 1, 2006, as well as obligations for accounts payable and accrued liabilities recorded on the balance sheet.

(3)	Represents the projected payment for long-term liabilities recorded on the balance sheet for deferred compensation, deferred income and the projected fiscal 2007 pension contribution of $2.2 million. We have employee benefit obligations consisting of pensions and other postretirement benefits including medical. Other than the projected fiscal 2007 pension contribution of $2.2 million, pension and postretirement obligations have been excluded from the table. A discussion of our pension and postretirement plans is included in Notes 17 and 18 to our Combined and Consolidated Financial Statements. Our obligations for employee health and property and casualty losses are also excluded from the table.

Pension Plans

The exact amount of contributions made to pension plans by us in any year is dependent upon a number of factors, and historically included minimum funding requirements in the jurisdictions in which Sara Lee operates and Sara Lee’s policy of charging its operating units for pension costs. In conjunction with the spin off which occurred on September 5, 2006, we established the Hanesbrands Inc. Pension and Retirement Plan, which assumed the portion of the underfunded liabilities and the portion of the assets of pension plans sponsored by Sara Lee that relate to our employees. In addition, we assumed sponsorship of certain other Sara Lee plans and will continue sponsorship of the Playtex Apparel Inc. Pension Plan and the National Textiles, L.L.C. Pension Plan. We are required to make periodic pension contributions to the assumed plans, the Playtex Apparel Inc. Pension Plan, the National Textiles, L.L.C. Pension Plan and the Hanesbrands Inc. Pension and Retirement Plan. The levels of contribution will differ from historical levels of contributions to Sara Lee due to a number of factors, including the funded status of the plans as of the completion of the spin off, as well as our operation as a stand-alone company, financing costs, tax positions and jurisdictional funding requirements.

Guarantees

Due to our historical relationship with Sara Lee, there are various contracts under which Sara Lee has guaranteed certain third-party obligations relating to our business. Typically, these obligations arise from third-party credit facilities guaranteed by Sara Lee and as a result of contracts entered into by our entities and authorized by Sara Lee, under which Sara Lee agrees to indemnify a third-party against losses arising from a breach of representations and covenants related to such matters as title to assets sold, the collectibility of receivables, specified environmental matters, lease obligations assumed and certain tax matters. In each of these circumstances, payment by Sara Lee is conditioned on the other party making a claim pursuant to the procedures specified in the contract. These procedures allow Sara Lee to challenge the other party’s claims. In addition, Sara Lee’s obligations under these agreements may be limited in terms of time and/or amount, and in some cases Sara Lee or the related entities may have recourse against third-parties for certain payments made by Sara Lee. It is not possible to predict the maximum potential amount of future payments under certain of these agreements, due to the conditional nature of Sara Lee’s obligations and the unique facts and circumstances involved in each particular agreement. Historically, payments made by Sara Lee under these agreements have not been material, and no amounts are accrued for these items on our Combined and Consolidated Balance Sheets.

As of July 1, 2006, these contracts included the guarantee of credit limits with third-party banks, and guarantees over supplier purchases. We had not guaranteed or undertaken any obligation on behalf of Sara Lee or any other related entities as of July 1, 2006.

Significant Accounting Policies and Critical Estimates

Our significant accounting policies are discussed in Note 3, titled “Summary of Significant Accounting Policies,” to our Combined and Consolidated Financial Statements. In most cases, the accounting policies we utilize are the only ones permissible under generally accepted accounting principles (GAAP). However, applying these policies requires significant judgments or a complex estimation process that can affect our results of operations and financial position. We base our estimates on our historical experience and other assumptions that we believe are reasonable. If actual amounts are ultimately different from our previous estimates, we include the revisions in our results of operations for the period in which the actual amounts become known.

Our accounting policies and estimates that can have a significant impact upon our operating results and financial position are as follows:

Sales Recognition and Incentives

We recognize sales when title and risk of loss passes to the customer. We record provisions for any uncollectible amounts based upon our historical collection statistics and current customer information. Our management reviews these estimates each quarter and makes adjustments based upon actual experience.

Note 3(d), titled “Summary of Significant Accounting Policies—Sales Recognition and Incentives,” to our Combined and Consolidated Financial Statements describes a variety of sales incentives that we offer to resellers and consumers of our products. Measuring the cost of these incentives requires, in many cases, estimating future customer utilization and redemption rates. We use historical data for similar transactions to estimate the cost of current incentive programs. Our management reviews these estimates each quarter and makes adjustments based upon actual experience and other available information.

Catalog Expenses

We incur expenses for printing catalogs for our products to aid in our sales efforts. We initially record these expenses as a prepaid item and charge it against SG&A expenses over time as the catalog is distributed into the stream of commerce. Expenses are recognized at a rate that approximates our historical experience with regard to the timing and amount of sales attributable to a catalog distribution.

Inventory Valuation

We carry inventory on our balance sheet at the estimated lower of cost or market. Cost is determined by the first-in, first-out, or “FIFO,” method for 96% of our inventories at July 1, 2006, and by the last-in, first-out, or “LIFO,” method for the remainder. There was no difference between the FIFO and LIFO inventory valuation at July 1, 2006, July 2, 2005 or July 3, 2004. We carry obsolete, damaged, and excess inventory at the net realizable value, which we determine by assessing historical recovery rates, current market conditions and our future marketing and sales plans. Because our assessment of net realizable value is made at a point in time, there are inherent uncertainties related to our value determination. Market factors and other conditions underlying the net realizable value may change, resulting in further reserve requirements. A reduction in the carrying amount of an inventory item from cost to market value creates a new cost basis for the item that cannot be reversed at a later period.

Rebates, discounts and other cash consideration received from a vendor related to inventory purchases are reflected as reductions in the cost of the related inventory item, and are therefore reflected in cost of sales when the related inventory item is sold. While we believe that adequate write-downs for inventory obsolescence have been provided in the Combined and Consolidated Financial Statements, consumer tastes and preferences will continue to change and we could experience additional inventory write downs in the future.

Depreciation and Impairment of Property, Plant and Equipment

We state property, plant and equipment at its historical cost, and we compute depreciation using the straight-line method over the asset’s life. We estimate an asset’s life based on historical experience, manufacturers’ estimates, engineering or appraisal evaluations, our future business plans and the period over which the asset will economically benefit us, which may be the same as or shorter than its physical life. Our policies require that we periodically review our assets’ remaining depreciable lives based upon actual experience and expected future utilization. Based upon current levels of depreciation, the average remaining depreciable life of our net property other than land is five years.

We test an asset for recoverability whenever events or changes in circumstances indicate that its carrying value may not be recoverable. Such events include significant adverse changes in business climate, current period operating or cash flow losses, forecasted continuing losses or a current expectation that an asset will be disposed of before the end of its useful life. We evaluate an asset’s recoverability by comparing the asset’s net carrying amount to the future net undiscounted cash flows we expect such asset will generate. If we determine that an asset is not recoverable, we recognize an impairment loss in the amount by which the asset’s carrying amount exceeds its estimated fair value.

When we recognize an impairment loss for an asset held for use, we depreciate the asset’s adjusted carrying amount over its remaining useful life. We do not restore previously recognized impairment losses.

Trademarks and Other Identifiable Intangibles

Trademarks and computer software are our primary identifiable intangible assets. We amortize identifiable intangibles with finite lives, and we do not amortize identifiable intangibles with indefinite lives. We base the estimated useful life of an identifiable intangible asset upon a number of factors, including the effects of demand, competition, expected changes in distribution channels and the level of maintenance expenditures required to obtain future cash flows. As of July 1, 2006, the net book value of trademarks and other identifiable intangible assets was $136.4 million, of which we are amortizing the entire balance. We anticipate that our amortization expense for the next year will be $6.9 million.

We evaluate identifiable intangible assets subject to amortization for impairment using a process similar to that used to evaluate asset amortization described above under “—Depreciation and Impairment of Property, Plant and Equipment.” We assess identifiable intangible assets not subject to amortization for impairment at least annually and more often as triggering events occur. In order to determine the impairment of identifiable intangible assets not subject to amortization, we compare the fair value of the intangible asset to its carrying amount. We recognize an impairment loss for the amount by which an identifiable intangible asset’s carrying value exceeds its fair value.

We measure a trademark’s fair value using the royalty saved method. We determine the royalty saved method by evaluating various factors to discount anticipated future cash flows, including operating results, business plans, and present value techniques. The rates we use to discount cash flows are based on interest rates and the cost of capital at a point in time. Because there are inherent uncertainties related to these factors and our judgment in applying them, the assumptions underlying the impairment analysis may change in such a manner that impairment in value may occur in the future. Such impairment will be recognized in the period in which it becomes known.

Assets and Liabilities Acquired in Business Combinations

We account for business acquisitions using the purchase method, which requires us to allocate the cost of an acquired business to the acquired assets and liabilities based on their estimated fair values at the acquisition date. We recognize the excess of an acquired business’s cost over the fair value of acquired assets and liabilities as goodwill as discussed below under “Goodwill.” We use a variety of information sources to determine the fair value of acquired assets and liabilities. We use third-party appraisers to determine the fair value and lives of property and identifiable intangibles, consulting actuaries to determine the fair value of obligations associated with defined benefit pension plans, and legal counsel to assess obligations associated with legal and environmental claims.

Goodwill

As of July 1, 2006, we had $278.7 million of goodwill. We do not amortize goodwill, but we assess for impairment at least annually and more often as triggering events occur. Historically, we have performed our annual review in the second quarter of each year.

In evaluating the recoverability of goodwill, we estimate the fair value of our reporting units. Reporting units are business components one level below the operating segment level for which discrete information is available and reviewed by segment management. We rely on a number of factors to determine the fair value of our reporting units and evaluate various factors to discount anticipated future cash flows, including operating results, business plans, and present value techniques. As discussed above under “Trademarks and Other Identifiable Intangibles,” there are inherent uncertainties related to these factors, and our judgment in applying them and the assumptions underlying the impairment analysis may change in such a manner that impairment in value may occur in the future. Such impairment will be recognized in the period in which it becomes known.

We evaluate the recoverability of goodwill using a two-step process based on an evaluation of reporting units. The first step involves a comparison of a reporting unit’s fair value to its carrying value. In the second step, if the reporting unit’s carrying value exceeds its fair value, we compare the goodwill’s implied fair value and its carrying value. If the goodwill’s carrying value exceeds its implied fair value, we recognize an impairment loss in an amount equal to such excess.

Insurance Reserves

Prior to the spin off, we were insured through Sara Lee for property, worker’s compensation, and other casualty programs, subject to minimum claims thresholds. Because the Sara Lee programs cover a large number of participants in many domestic Sara Lee operating units in addition to us, Sara Lee charges an amount to cover premium costs to each operating unit. In connection with the spin off which occurred on September 5, 2006, we obtained our own insurance coverage, the costs for which are greater than the costs realized as a participant in Sara Lee’s programs.

Income Taxes

Historically, all income taxes have been computed and reported on a separate return basis as if we were not part of Sara Lee. Deferred taxes were recognized for the future tax effects of temporary differences between financial and income tax reporting using tax rates in effect for the years in which the differences are expected to reverse. Net operating loss carry forwards had been determined in our Combined and Consolidated Financial Statements as if we were separate from Sara Lee, resulting in a different net operating loss carry forward amount than reflected by Sara Lee. Given our continuing losses in certain geographic locations on a separate return basis, a valuation reserve has been established for the value of the deferred tax assets relating to these specific locations. Federal income taxes are provided on that portion of our income of foreign subsidiaries that is expected to be remitted to the United States and be taxable, reflecting the historical decisions made by Sara Lee with regards to earnings permanently reinvested in foreign jurisdictions. In periods after the spin off, we may make different decisions as to the amount of earnings permanently reinvested in foreign jurisdictions, due to anticipated cash flow or other business requirements, which may result in a different federal income tax provision.

Sara Lee’s management periodically estimates the probable tax obligations of Sara Lee using historical experience in tax jurisdictions and its informed judgment. These estimates have been included in our Combined and Consolidated Statements of Income to the extent applicable to us on a stand-alone basis. There are inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which we transact business. The judgments and estimates made at a point in time may change based on the outcome of tax audits, as well as changes to, or further interpretations of, regulations. Sara Lee has historically adjusted its income tax expense in the period in which these events occur, and these adjustments are included in our Combined and Consolidated Statements of Income. If such changes take place, there is a risk that our effective tax rate may increase or decrease in any period.

In conjunction with the spin off, we and Sara Lee entered into a Tax Sharing Agreement. This agreement allocates responsibilities between us and Sara Lee for taxes and certain other tax matters. Under the Tax Sharing Agreement, Sara Lee generally is liable for all U.S. federal, state, local and foreign income taxes attributable to us with respect to taxable periods ending on or before September 5, 2006. Sara Lee also is liable for income taxes attributable to us with respect to taxable periods beginning before September 5, 2006 and ending after September 5, 2006, but only to the extent those taxes are allocable to the portion of the taxable period ending on September 5, 2006. We are generally liable for all other taxes attributable to us. Changes in the amounts payable or receivable by us under the stipulations of this agreement may impact our tax provision in any period.

Stock Compensation

During the periods presented, Sara Lee restricted stock units, or “RSUs,” and stock options were issued to our employees in exchange for employee services. See Note 4 to the Combined and Consolidated Financial Statements regarding stock-based compensation for further information on these awards. The cost of RSUs and other equity-based awards is equal to the fair value of the award at the date of grant, and compensation expense is recognized for those awards earned over the service period. Certain of the RSUs vest based upon the employee achieving certain defined performance measures. During the service period, management estimates the number of awards that will meet the defined performance measures. With regard to stock options, at the date of grant, we determine the fair value of the award using the Black-Scholes option pricing formula. Management estimates the period of time the employee will hold the option prior to exercise and the expected volatility of Sara Lee’s stock, each of which impacts the fair value of the stock options.

Defined Benefit Pension Plans

For a discussion of our net periodic benefit cost, plan obligations, plan assets, and how we measure the amount of these costs, see Note 17, titled “Employee Benefit Plans,” to our Combined and Consolidated Financial Statements.

The following assumptions were used by Sara Lee to calculate the pension costs and obligations of the plans in which we participated prior to the spin off. We are in the process of assessing whether and to what extent we will use these same assumptions going forward.

	July 3, 2004	July 2, 2005	July 1, 2006

Net periodic benefit cost:
Discount rate	5.50%	5.50%	5.60%
Long-term rate of return on plan assets	7.75%	7.83%	7.76%
Rate of compensation increase	5.87%	4.50%	4.00%
Plan obligations:
Discount rate	5.50%	5.60%	5.80%
Rate of compensation increase	4.50%	4.00%	4.00%

Sara Lee’s policies regarding the establishment of pension assumptions and allocating the cost of participation in its company wide plans during the periods presented were as follows:

•	In determining the discount rate, Sara Lee utilized the yield on high-quality fixed-income investments that have a AA bond rating and match the average duration of the pension obligations.

•	Salary increase assumptions were based on historical experience and anticipated future management actions.

•	In determining the long term rate of return on plan assets Sara Lee assumed that the historical long term compound growth rate of equity and fixed income securities would predict the future returns of similar investments in the plan portfolio. Investment management and other fees paid out of plan assets were factored into the determination of asset return assumptions.

•	Retirement rates were based primarily on actual experience while standard actuarial tables were used to estimate mortality.

•	Operating units which participated in one of Sara Lee’s company wide defined benefit pension plans were allocated a portion of the total annual cost of the plan. Consulting actuaries determined the allocated cost by determining the service cost associated with the employees of each operating unit. Other elements of the net periodic benefit cost (interest on the projected benefit obligation, the estimated return on plan assets, and the amortization of deferred losses and prior service cost) were allocated based upon the projected benefit obligation associated with the current and former employees of the reporting entity as a percentage of the projected benefit obligation of the entire defined benefit plan.

Although Sara Lee historically included salary increase assumptions, as noted above, estimated salary increases are not included in calculating our pension costs because future accruals under our pension plans are frozen so that none of our pension plans recognize future salary increases.

We accumulate and amortize results that differ from these assumptions over future periods, which generally affect the future net periodic benefit cost.

In connection with the spin off, we assumed Sara Lee’s obligations under the Sara Lee Corporation Consolidated Pension and Retirement Plan and the Sara Lee Corporation Supplemental Executive Retirement Plan that related to our current and former employees. The amount of the net liability actually assumed was evaluated in a manner specified by the Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” and will be finalized and certified by plan actuaries several months after the completion of the spin off.

Issued But Not Yet Effective Accounting Standards

Accounting for Uncertainty in Income Taxes

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes: An Interpretation of FASB Statement No. 109, or “FIN No. 48”. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109. FIN No. 48 prescribes a recognition threshold and measurement principles for the financial statement recognition and measurement of tax positions taken or expected to be taken on a tax return. This interpretation is effective for fiscal years beginning after December 15, 2006 and as such, we will adopt FIN No. 48 beginning July 1, 2007. We are currently assessing the impact the adoption of FIN No. 48 will have on our consolidated financial position and results of operations.

Item 8.	Financial Statements and Supplementary Data

INDEX TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
AND FINANCIAL STATEMENT SCHEDULE

HANESBRANDS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Hanesbrands Inc.:

In our opinion, the accompanying combined and consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Hanesbrands at July 3, 2004, July 2, 2005 and July 1, 2006 and the results of its operations and its cash flows for each of the three years in the period ended July 1, 2006 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related combined and consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Chicago, Illinois
September 28, 2006, except for
Notes 5 and 21 as to which
the date is November 20, 2006

HANESBRANDS

Combined and Consolidated Statements of Income
(in thousands)

	Years Ended
	July 3, 2004	July 2, 2005	July 1, 2006

Net sales	$4,632,741	$4,683,683	$4,472,832
Cost of sales	3,092,026	3,223,571	2,987,500

Gross profit	1,540,715	1,460,112	1,485,332
Selling, general and administrative expenses	1,087,964	1,053,654	1,051,833
Restructuring	27,466	46,978	(101)

Operating profit	425,285	359,480	433,600
Interest expense	37,411	35,244	26,075
Interest income	(12,998)	(21,280)	(8,795)

Income before income taxes	400,872	345,516	416,320
Income tax expense (benefit)	(48,680)	127,007	93,827

Net income	$449,552	$218,509	$322,493

See accompanying notes to combined and consolidated financial statements.

HANESBRANDS

Combined and Consolidated Balance Sheets
(in thousands)

	July 3, 2004	July 2, 2005	July 1, 2006

Assets
Cash and cash equivalents	$674,154	$1,080,799	$298,252
Trade accounts receivable, less allowances of $59,908 in 2004, $47,829 in 2005 and $41,628 in 2006	525,721	575,094	523,430
Due from related entities	73,430	26,194	273,428
Inventories	1,312,860	1,262,557	1,236,586
Funding receivable with parent companies	55,379	—	161,686
Notes receivable from parent companies	432,748	90,551	1,111,167
Deferred tax assets	35,710	30,745	102,498
Other current assets	104,672	59,800	48,765

Total current assets	3,214,674	3,125,740	3,755,812
Property, net	601,224	558,657	617,021
Trademarks and other identifiable intangibles, net	152,814	145,786	136,364
Goodwill	278,610	278,781	278,655
Deferred tax assets	144,416	118,762	94,893
Other noncurrent assets	11,020	9,428	8,330

Total assets	$4,402,758	$4,237,154	$4,891,075

Liabilities and Parent Companies’ Equity
Accounts payable	$192,488	$196,455	$207,648
Bank overdraft	—	—	275,385
Due to related entities	97,592	59,943	43,115
Accrued liabilities:
Payroll and employee benefits	106,116	115,080	141,535
Advertising and promotion	61,513	62,855	61,839
Restructuring	29,857	51,677	21,938
Other	150,994	137,821	138,512
Notes payable to banks	—	83,303	3,471
Funding payable with parent companies	—	317,184	—
Notes payable to parent companies	478,295	228,152	246,830
Notes payable to related entities	436,387	323,046	466,944
Capital lease obligations	5,322	4,753	2,613
Deferred tax liabilities	10,890	964	2,124

Total current liabilities	1,569,454	1,581,233	1,611,954
Capital lease obligations	7,200	6,188	2,786
Deferred tax liabilities	—	7,171	5,014
Other noncurrent liabilities	28,734	40,200	42,187

Total liabilities	1,605,388	1,634,792	1,661,941

Parent companies’ equity:
Parent companies’ equity investment	2,829,738	2,620,571	3,237,518
Accumulated other comprehensive loss	(32,368)	(18,209)	(8,384)

Total parent companies’ equity	2,797,370	2,602,362	3,229,134

Total liabilities and parent companies’ equity	$4,402,758	$4,237,154	$4,891,075

See accompanying notes to combined and consolidated financial statements.

HANESBRANDS

Combined and Consolidated Statements of Parent Companies’ Equity
Years ended July 3, 2004, July 2, 2005 and July 1, 2006
(in thousands)

	Parent	Accumulated
	Companies	Other
	Equity	Comprehensive		Comprehensive
	Investment	Loss	Total	Income

Balances at June 28, 2003	$2,267,525	$(30,077)	$2,237,448
Net income	449,552	—	449,552	$449,552
Translation adjustments	—	(6,680)	(6,680)	(6,680)
Net unrealized gain on qualifying cash flow hedges, net of tax	—	4,389	4,389	4,389

Comprehensive income				$447,261

Net transactions with parent companies	112,661	—	112,661

Balances at July 3, 2004	2,829,738	(32,368)	2,797,370
Net income	218,509	—	218,509	$218,509
Translation adjustments	—	15,187	15,187	15,187
Net unrealized loss on qualifying cash flow hedges, net of tax	—	(1,028)	(1,028)	(1,028)

Comprehensive income				$232,668

Net transactions with parent companies	(427,676)	—	(427,676)

Balances at July 2, 2005	2,620,571	(18,209)	2,602,362
Net income	322,493	—	322,493	$322,493
Translation adjustments	—	13,518	13,518	13,518
Net unrealized loss on qualifying cash flow hedges, net of tax	—	(3,693)	(3,693)	(3,693)

Comprehensive income				$332,318

Net transactions with parent companies	294,454	—	294,454

Balances at July 1, 2006	$3,237,518	$(8,384)	$3,229,134

See accompanying notes to combined and consolidated financial statements.

HANESBRANDS

Combined and Consolidated Statements of Cash Flows
(in thousands)

	Years Ended
	July 3, 2004	July 2, 2005	July 1, 2006

Operating activities:
Net income	$449,552	$218,509	$322,493
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	105,517	108,791	105,173
Amortization of intangibles	8,712	9,100	9,031
Impairment charges on intangibles	8,880	—	—
Noncash charges for restructuring	(1,548)	2,064	(4,220)
Deferred income tax provision (benefit)	31,259	66,710	(46,804)
Other	4,842	1,942	1,456
Changes in current assets and liabilities, net of business acquired:
Decrease (increase) in trade accounts receivable	2,553	(39,572)	59,403
Decrease (increase) in inventories	(78,154)	58,924	69,215
Decrease (increase) in other current assets	(1,727)	45,351	21,169
Decrease (increase) in due to and from related entities	(8,827)	19,972	(5,048)
Increase (decrease) in accounts payable	(12,005)	1,076	(673)
Increase (decrease) in accrued liabilities	(37,618)	14,004	(20,574)

Net cash from operating activities	471,436	506,871	510,621

Investing activities:
Purchases of property and equipment	(63,633)	(67,135)	(110,079)
Acquisition of business	—	(1,700)	(2,436)
Proceeds from sales of assets	4,507	8,959	5,520
Other	(2,133)	(204)	(3,666)

Net cash used in investing activities	(61,259)	(60,080)	(110,661)

Financing activities:
Principal payments on capital lease obligations	(4,730)	(5,442)	(5,542)
Net transactions with parent companies	(13,782)	4,499	(1,251,962)
Borrowings on notes payable to banks	79,987	88,849	7,984
Repayments on notes payable to banks	(79,987)	(5,546)	(93,073)
Net transactions with related entities	16,877	(10,378)	(259,026)
Borrowings (repayments) on notes payable to related entities	(24,178)	(113,359)	143,898
Increase in bank overdraft	—	—	275,385

Net cash used in financing activities	(25,813)	(41,377)	(1,182,336)

Effect of changes in foreign exchange rates on cash	(26)	1,231	(171)

Increase (decrease) in cash and cash equivalents	384,338	406,645	(782,547)
Cash and cash equivalents at beginning of year	289,816	674,154	1,080,799

Cash and cash equivalents at end of year	$674,154	$1,080,799	$298,252

See accompanying notes to combined and consolidated financial statements.

HANESBRANDS

Notes to Combined and Consolidated Financial Statements
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

(1)	Background

On February 10, 2005, Sara Lee Corporation (“Sara Lee”) announced an overall Transformation Plan to drive long-term growth and performance, which included spinning off Sara Lee’s apparel business in the Americas and Asia, referred to as Branded Apparel Americas and Asia within these Combined and Consolidated Financial Statements. The Transformation Plan announcement followed the January 25, 2005 announcement of Sara Lee’s intent to sell its European branded apparel business and private label business in the United Kingdom in separate transactions. The European branded apparel business was subsequently sold on February 6, 2006. In connection with the spin off, Sara Lee incorporated Hanesbrands Inc., a Maryland corporation, to which it would transfer the assets and liabilities that relate to the Branded Apparel Americas and Asia business. Sara Lee completed the spin off of Hanesbrands on September 5, 2006. References to “Hanesbrands” or the “Company” refer to the Branded Apparel Americas and Asia business that were contributed to Hanesbrands Inc. in the spin off.

The Company is a consumer goods company with a portfolio of leading apparel brands, including Hanes, Champion, Playtex, Bali, Just My Size, barely there and Wonderbra. The Company designs, manufactures, sources and sells a broad range of apparel essentials products such as t-shirts, bras, panties, men’s underwear, kids’ underwear, socks, hosiery, casualwear and activewear.

The Company owns and operates production facilities in the U.S., Canada, Latin America and Asia. Additional third-party sourcing arrangements exist in Latin America and Asia.

Cotton is the primary raw material used in the manufacture of many of the Company’s products. The costs for cotton yarn and cotton-based textiles vary based upon the fluctuating and often volatile cost of cotton, which is affected by weather, consumer demand, speculation on the commodities market, the relative valuations and fluctuations of the currencies of producer versus consumer countries and other factors that are generally unpredictable and beyond the control of the Company. In addition, fluctuations in crude oil or petroleum costs may also influence the prices of related items used in the Company’s business such as chemicals, dyes, polyester yarn and foam. Prices for raw materials fluctuate based upon supply and demand in the marketplace.

The Company’s products are sold through multiple distribution channels including mass merchants, national chains, traditional department stores, wholesale clubs, sporting goods retailers, food, drug and variety stores, off-price retailers, specialty stores and third-party embellishers. The Company’s sales are seasonal in that sales are typically higher in the first two quarters of each fiscal year (July to December). Socks, hosiery and fleece products generally have higher sales during this period as a result of cooler weather, back-to-school shopping and holidays. Sales levels in a period are also impacted by customers’ decisions to increase or decrease their inventory levels in response to anticipated consumer demand.

(2)	Basis of Presentation

These Combined and Consolidated Financial Statements of Hanesbrands reflect the historical financial position, results of operations and cash flows of Sara Lee’s Branded Apparel Americas and Asia business during each respective period. These Combined and Consolidated Financial Statements do not include European branded apparel operations or a private label business in the U.K., which Sara Lee historically operated and managed separately from the Branded Apparel Americas and Asia business. Under Sara Lee’s ownership, certain Branded Apparel Americas and Asia operations were divisions of Sara Lee and not separate legal entities, while Branded Apparel Americas and Asia foreign operations were subsidiaries of Sara Lee. Because a direct ownership relationship did not exist among the various units comprising the Branded Apparel Americas and Asia business, Sara Lee’s parent companies’ equity investment is shown in lieu of stockholders’

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

equity in the Combined and Consolidated Financial Statements. Within these financial statements, entities that are part of Sara Lee’s consolidated results of operations, but are not part of Branded Apparel Americas and Asia as defined above, are referred to as “related entities.” These historical Combined and Consolidated Financial Statements have been prepared using Sara Lee’s historical cost basis in the assets and liabilities and the results of Branded Apparel Americas and Asia. The financial information included herein may not reflect the consolidated financial position, operating results, changes in parent companies’ equity investment and cash flows of Branded Apparel Americas and Asia in the future, and does not reflect what they would have been had Branded Apparel Americas and Asia been a separate, stand alone entity during the periods presented. On September 5, 2006 Hanesbrands Inc. began operating as a separate independent publicly traded company.

Branded Apparel Americas and Asia historically has utilized the services of Sara Lee for certain functions. These services include providing working capital, as well as certain legal, finance, internal audit, financial reporting, tax advisory, insurance, global information technology, environmental matters and human resource services, including various corporate-wide employee benefit programs. The cost of these services has been allocated to Hanesbrands and included in the Combined and Consolidated Financial Statements. The allocations have been determined on the basis which the Sara Lee and Branded Apparel Americas and Asia businesses considered to be reasonable reflections of the utilization of services provided by Sara Lee. A more detailed discussion of the relationship with Sara Lee, including a description of the costs which have been allocated to the Branded Apparel Americas and Asia business, as well as the method of allocation, is included in note 20 to the Combined and Consolidated Financial Statements.

The Company’s fiscal year ends on the Saturday closest to June 30. Fiscal years 2004, 2005 and 2006 included 53, 52, and 52-weeks, respectively. Unless otherwise stated, references to years relate to fiscal years.

(3)	Summary of Significant Accounting Policies

(a)	Combination and Consolidation

The Combined and Consolidated Financial Statements include the accounts of the Company, its controlled subsidiary companies which in general are majority owned entities, and the accounts of variable interest entities (VIEs) for which the Company is deemed the primary beneficiary, as defined by the Financial Accounting Standards Board’s (FASB) Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46) and related interpretations. Excluded from the accounts of the Company are Sara Lee entities which during the periods presented maintained legal ownership of certain of the Company’s divisions (Parent Companies). The results of companies acquired or disposed of during the year are included in the Combined and Consolidated Financial Statements from the effective date of acquisition, or up to the date of disposal. All intercompany balances and transactions have been eliminated in consolidation.

In January 2003, the FASB issued FIN 46, which addresses consolidation by business enterprises of VIEs that either: (1) do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or (2) have equity investors that lack an essential characteristic of a controlling financial interest.

Throughout calendar 2003, the FASB released numerous proposed and final FASB Staff Positions (FSPs) regarding FIN 46, which both clarified and modified FIN 46’s provisions. In December 2003, the FASB issued Interpretation No. 46 (FIN 46-R), which replaced FIN 46. FIN 46-R retains many of the basic concepts introduced in FIN 46; however, it also introduced a new scope exception for certain types of entities that qualify as a “business” as defined in FIN 46-R, revised the method of calculating expected losses and residual returns for determination of the primary beneficiary, included new guidance for assessing variable interests, and codified certain FSPs on FIN 46. The Company adopted the provisions of FIN 46-R in 2004.

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

The Company assessed its business relationship and the underlying contracts with certain vendors, as well as all other investments in businesses historically accounted for under the equity method, and determined that consolidation of certain VIEs was required.

In June 2002, the Company entered into a fixed supply contract with a third party sewing operation. The Company evaluated the contract, and although the Company had no equity interest in the business, it was determined that it was the primary beneficiary and beginning in 2004, the Company consolidated the business. In the first quarter of 2006, the terms of the supply contract changed and the operation no longer qualified for consolidation as a VIE. Beginning in 2005, the Company consolidated a second VIE, an Israeli manufacturer and supplier of yarn. The Company has a 49% ownership interest in the Israeli joint venture, however, based upon certain terms of the supply contract, the Company has a disproportionate share of expected losses and residual returns.

The effect of consolidating the above mentioned VIEs was the inclusion of $2,500 of total assets and $2,500 of total liabilities at July 3, 2004, the inclusion of $21,396 of total assets and $13,219 of total liabilities at July 2, 2005, and the inclusion of $13,589 of total assets and $8,666 of total liabilities at July 1, 2006 on the Combined and Consolidated Balance Sheets.

In relation to the Company’s ownership of the Israeli joint venture, the Company reported a minority interest of $8,100 and $4,935 in the “Other noncurrent liabilities” line of the Combined and Consolidated Balance Sheets at July 2, 2005 and July 1, 2006, respectively.

(b)	Use of Estimates

The preparation of Combined and Consolidated Financial Statements in conformity with U.S. generally accepted accounting principles requires management to make use of estimates and assumptions that affect the reported amount of assets and liabilities, certain financial statement disclosures at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

(c)	Foreign Currency Translation

Foreign currency-denominated assets and liabilities are translated into U.S. dollars at exchange rates existing at the respective balance sheet dates. Translation adjustments resulting from fluctuations in exchange rates are recorded as a separate component of other comprehensive income within parent companies’ equity. The Company translates the results of operations of its foreign operations at the average exchange rates during the respective periods. Gains and losses resulting from foreign currency transactions, the amounts of which are not material for any of the periods presented, are included in the “Selling, general and administrative expenses” line of the Combined and Consolidated Statements of Income.

(d)	Sales Recognition and Incentives

The Company recognizes sales when title and risk of loss passes to the customer. The Company records a reduction for returns and allowances based upon historical return experience. The Company earns royalty revenues through license agreements with manufacturers of other consumer products that incorporate certain of the Company’s brands. The Company accrues revenue earned under these contracts based upon reported sales from the licensee. The Company offers a variety of sales incentives to resellers and consumers of its products,

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

and the policies regarding the recognition and display of these incentives within the Combined and Consolidated Statements of Income are as follows:

Discounts, Coupons, and Rebates

The Company recognizes the cost of these incentives at the later of the date at which the related sale is recognized or the date at which the incentive is offered. The cost of these incentives is estimated using a number of factors, including historical utilization and redemption rates. Substantially all cash incentives of this type are included in the determination of net sales. The Company generally includes incentives offered in the form of free products in the determination of cost of sales.

Volume-Based Incentives

These incentives typically involve rebates or refunds of cash that are redeemable only if the reseller completes a specified number of sales transactions. Under these incentive programs, the Company estimates the anticipated rebate to be paid and allocates a portion of the estimated cost of the rebate to each underlying sales transaction with the customer. The Company generally includes these amounts in the determination of net sales.

Cooperative Advertising

Under these arrangements, the Company agrees to reimburse the reseller for a portion of the costs incurred by the reseller to advertise and promote certain of the Company’s products. The Company recognizes the cost of cooperative advertising programs in the period in which the advertising and promotional activity first takes place. The Company generally includes the costs of these incentives in the determination of net sales.

Fixtures and Racks

Store fixtures and racks are periodically provided to resellers to display Company products. The Company expenses the cost of these fixtures and racks in the period in which they are delivered to the resellers. The Company generally includes the costs of these amounts in the determination of net sales.

(e)	Advertising Expense

Advertising costs, which include the development and production of advertising materials and the communication of these materials through various forms of media, are expensed in the period the advertising first takes place. The Company recognized advertising expense in the “Selling, general and administrative expenses” caption in the Combined and Consolidated Statements of Income of $188,695 in 2004, $179,980 in 2005 and $190,934 in 2006.

(f)	Shipping and Handling Costs

Revenue received for shipping and handling costs is included in net sales and was $14,418 in 2004, $14,504 in 2005 and $20,405 in 2006. Shipping costs, that comprise payments to third party shippers, and handling costs, which consist of warehousing costs in the Company’s various distribution facilities, were $246,353 in 2004, $246,770 in 2005 and $235,690 in 2006. The Company recognizes shipping, handling and distribution costs in the “Selling, general and administrative expenses” line of the Combined and Consolidated Statements of Income.

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

(g)	Cash and Cash Equivalents

All highly liquid investments with a maturity of three months or less at the time of purchase are considered to be cash equivalents. During the periods presented, a significant portion of our cash and cash equivalents were in the Company’s bank accounts that were part of Sara Lee’s global cash funding system. With respect to accounts in the Sara Lee global cash funding system, the bank had a right to offset the accounts of the Company against the other Sara Lee accounts.

(h)	Accounts Receivable Valuation

Accounts receivable are stated at their net realizable value. The allowance for doubtful accounts reflects the Company’s best estimate of probable losses inherent in the receivables portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available information.

(i)	Inventory Valuation

Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method for 96% of the Company’s inventories at July 1, 2006, and by the last-in, first-out (LIFO) method for the remainder. There was no difference between the FIFO and LIFO inventory valuation at July 3, 2004, July 2, 2005 or July 1, 2006. Rebates, discounts and other cash consideration received from a vendor related to inventory purchases are reflected as reductions in the cost of the related inventory item, and are therefore reflected in cost of sales when the related inventory item is sold.

(j)	Property

Property is stated at historical cost and depreciation expense is computed using the straight-line method over the lives of the assets. Machinery and equipment is depreciated over periods ranging from 3 to 25 years and buildings and building improvements over periods of up to 40 years. Additions and improvements that substantially extend the useful life of a particular asset and interest costs incurred during the construction period of major properties are capitalized. Repairs and maintenance costs are expensed as incurred. Upon sale or disposition of a property element, the cost and related accumulated depreciation are removed from the accounts.

Property is tested for recoverability whenever events or changes in circumstances indicate that its carrying value may not be recoverable. Such events include significant adverse changes in the business climate, several periods of operating or cash flow losses, forecasted continuing losses or a current expectation that an asset group will be disposed of before the end of its useful life. Recoverability of property is evaluated by a comparison of the carrying amount of an asset or asset group to future net undiscounted cash flows expected to be generated by the asset or asset group. If these comparisons indicate that an asset is not recoverable, the impairment loss recognized is the amount by which the carrying amount of the asset exceeds the estimated fair value. When an impairment loss is recognized for assets to be held and used, the adjusted carrying amount of those assets is depreciated over its remaining useful life. Restoration of a previously recognized impairment loss is not permitted under U.S. generally accepted accounting principles.

(k)	Trademarks and Other Identifiable Intangible Assets

The primary identifiable intangible assets of the Company are trademarks and computer software. Identifiable intangibles with finite lives are amortized and those with indefinite lives are not amortized. The estimated useful life of a finite-lived intangible asset is based upon a number of factors, including the effects

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

of demand, competition, expected changes in distribution channels and the level of maintenance expenditures required to obtain future cash flows. Finite-lived trademarks are being amortized over periods ranging from 5 to 30 years, while computer software is being amortized over periods ranging from 2 to 10 years.

Identifiable intangible assets that are subject to amortization are evaluated for impairment using a process similar to that used in evaluating elements of property. Identifiable intangible assets not subject to amortization are assessed for impairment at least annually and as triggering events occur. The impairment test for identifiable intangible assets not subject to amortization consists of comparing the fair value of the intangible asset to its carrying amount. An impairment loss is recognized for the amount by which the carrying value exceeds the fair value of the asset. In assessing fair value, management relies on a number of factors to discount anticipated future cash flows including operating results, business plans and present value techniques. Rates used to discount cash flows are dependent upon interest rates and the cost of capital at a point in time. There are inherent uncertainties related to these factors and management’s judgment in applying them to the analysis of intangible asset impairment.

(l)	Goodwill

Goodwill is the amount by which the purchase price exceeds the fair value of the assets acquired and liabilities assumed in a business combination. When a business combination is completed, the assets acquired and liabilities assumed are assigned to the reporting unit or units of the Company given responsibility for managing, controlling and generating returns on these assets and liabilities. Reporting units are generally business components one level below the operating segment for which discrete financial information is available and reviewed by segment management. In many instances, all of the acquired assets and assumed liabilities are assigned to a single reporting unit and in these cases all of the goodwill is assigned to the same reporting unit. In those situations in which the acquired assets and liabilities are allocated to more than one reporting unit, the goodwill to be assigned to each reporting unit is determined in a manner similar to how the amount of goodwill recognized in a business combination is determined.

Goodwill is not amortized; however, it is assessed for impairment at least annually and as triggering events occur. The annual review is performed at the end of the second quarter of each fiscal year. Recoverability of goodwill is evaluated using a two-step process. The first step involves comparing the fair value of a reporting unit to its carrying value. If the carrying value of the reporting unit exceeds its fair value, the second step of the process involves comparing the implied fair value to the carrying value of the goodwill of that reporting unit. If the carrying value of the goodwill of a reporting unit exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to such excess.

In evaluating the recoverability of goodwill, it is necessary to estimate the fair values of the reporting units. In making this assessment, management relies on a number of factors to discount anticipated future cash flows including operating results, business plans and present value techniques. Rates used to discount cash flows are dependent upon interest rates and the cost of capital at a point in time. There are inherent uncertainties related to these factors and management’s judgment in applying them to the analysis of goodwill impairment.

(m)	Investments in Affiliates

The Company uses the equity method of accounting for its investments in and earnings or losses of affiliates that it does not control but over which it does exert significant influence. The Company considers whether the fair values of any of its equity method investments have declined below their carrying value whenever adverse events or changes in circumstances indicate that recorded values may not be recoverable. If the Company considered any such decline to be other than temporary (based on various factors, including

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

historical financial results, product development activities and the overall health of the affiliate’s industry), a write-down would be recorded to estimated fair value.

(n)	Stock-Based Compensation

Sara Lee has various stock option, employee stock purchase and stock award plans in which employees of the company participated during the periods presented and maintained available shares for future grant in the form of options, restricted shares or stock appreciation rights to company employees and other employees of Sara Lee.

On July 3, 2005, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (SFAS No. 123(R)) using the modified prospective method. SFAS No. 123(R) requires companies to recognize the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards. Under the modified prospective method of adopting SFAS No. 123(R), the Company recognized compensation cost for all share-based payments granted after July 3, 2005, plus any awards granted to employees prior to July 3, 2005 that remained unvested at that time. Under this method of adoption, no restatement of prior periods is required. The cumulative effect of adopting SFAS No. 123(R) was immaterial in 2006.

Prior to July 3, 2005, the Company recognized the cost of employee services received in exchange for Sara Lee equity-based instruments in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB No. 25). APB No. 25 required the use of the intrinsic value method, which measures compensation cost as the excess, if any, of the quoted market price of the stock over the amount the employee must pay for the stock. Compensation expense for substantially all equity-based awards was measured under APB No. 25 on the date the awards were granted. Under APB No. 25, no compensation expense has been recognized for stock options, replacement stock options and shares purchased by our employees under the Sara Lee Employee Stock Purchase Plan (Sara Lee ESPP) during the years prior to 2006. Compensation expense was recognized under APB No. 25 for the cost of Sara Lee restricted share unit (RSU) awards granted to employees during the years prior to 2006.

A substantial portion of these RSUs vest solely upon continued future service to Sara Lee. The cost of these awards is determined using the fair value of shares on the date of grant, and compensation is recognized ratably over the period during which the employees provide the requisite service to Sara Lee.

A small portion of RSUs vest based upon continued future employment and the achievement of certain defined performance measures. The cost of these awards is determined using the fair value of the shares awarded at the end of the performance period. At interim dates, Sara Lee determines the expected compensation expense using the estimated number of shares to be earned and the change in the market price of the shares from the beginning to the end of the period.

During 2004 and 2005, had the cost of employee services received in exchange for equity instruments been recognized based on the grant-date fair value of those instruments in accordance with the provisions of

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

Statement of Financial Accounting Standards No. 123, Accounting for Stock-based Compensation (SFAS 123), the Company’s net income would have been impacted as shown in the following table:

	Years Ended
	July 3,	July 2,
	2004	2005

Reported net income	$449,552	$218,509
Plus—stock-based employee compensation included in reported net income, net of related tax effects	4,270	6,606
Less—total stock-based employee compensation expense determined under the fair-value method for all awards, net of related tax effects	(9,402)	(10,854)

Pro forma net income	$444,420	$214,261

(o)	Income Taxes

Income taxes are prepared on a separate return basis as if the Company had been a group of separate legal entities. As a result, actual tax transactions that would not have occurred had the Company been a separate entity have been eliminated in the preparation of these Combined and Consolidated Financial Statements. In the periods presented, there was no formal tax sharing agreement between the Company and Sara Lee.

Deferred taxes are recognized for the future tax effects of temporary differences between financial and income tax reporting using tax rates in effect for the years in which the differences are expected to reverse. Given continuing losses in certain jurisdictions in which the Company operates on a separate return basis, a valuation allowance has been established for the full value of the net deferred tax assets in these specific locations. Net operating loss carryforwards, charitable contribution carryforwards and capital loss carryforwards have been determined in these Combined and Consolidated Financial Statements as if the Company had been a group of legal entities separate from Sara Lee, which results in different carryforward amounts than those shown by Sara Lee. Sara Lee periodically estimates the probable tax obligations using historical experience in tax jurisdictions and informed judgments. There are inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which the Company transacts business. The judgments and estimates made at a point in time may change based on the outcome of tax audits, as well as changes to or further interpretations of regulations. The Company adjusts its income tax expense in the period in which these events occur. If such changes take place, there is a risk that the tax rate may increase or decrease in any period.

(p)	Financial Instruments

The Company uses financial instruments, including forward exchange, option and swap contracts, to manage its exposures to movements in interest rates, foreign exchange rates and commodity prices. The use of these financial instruments modifies the exposure of these risks with the intent to reduce the risk or cost to the Company. The Company does not use derivatives for trading purposes and is not a party to leveraged derivative contracts.

The Company formally documents its hedge relationships, including identifying the hedging instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the hedge transaction. This process includes linking derivatives that are designated as hedges of specific assets, liabilities, firm commitments or forecasted transactions. The Company also formally assesses, both at inception and at least quarterly thereafter, whether the derivatives that are used in hedging transactions are highly effective in

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

offsetting changes in either the fair value or cash flows of the hedged item. If it is determined that a derivative ceases to be a highly effective hedge, or if the anticipated transaction is no longer likely to occur, the Company discontinues hedge accounting, and any deferred gains or losses are recorded in the “Selling, general and administrative expenses” of the Combined and Consolidated Financial Statements.

Derivatives are recorded in the Combined and Consolidated Balance Sheets at fair value in other assets and other liabilities. The fair value is based upon either market quotes for actively traded instruments or independent bids for nonexchange traded instruments.

On the date the derivative is entered into, the Company designates the type of derivative as a fair value hedge, cash flow hedge, net investment hedge or a natural hedge, and accounts for the derivative in accordance with its designation.

Natural Hedge

A derivative used as a hedging instrument whose change in fair value is recognized to act as an economic hedge against changes in the values of the hedged item is designated a natural hedge. For derivatives designated as natural hedges, changes in fair value are reported in earnings in the “Selling, general and administrative expenses” line of the Combined and Consolidated Statements of Income. Forward exchange contracts are recorded as natural hedges when the hedged item is a recorded asset or liability that is revalued in each accounting period, in accordance with SFAS No. 52, Foreign Currency Translation.

Cash Flow Hedge

A hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability is designated as a cash flow hedge. The effective portion of the change in the fair value of a derivative that is designated as a cash flow hedge is recorded in the “Accumulated other comprehensive loss” line of the Combined and Consolidated Balance Sheets. When the hedged item affects the income statement, the gain or loss included in accumulated other comprehensive income (loss) is reported on the same line in the Combined and Consolidated Statements of Income as the hedged item. In addition, both the fair value of changes excluded from the Company’s effectiveness assessments and the ineffective portion of the changes in the fair value of derivatives used as cash flow hedges are reported in the “Selling, general and administrative expenses” line in the Combined and Consolidated Statements of Income.

(q)	Business Acquisitions

All business acquisitions have been accounted for under the purchase method. Cash, the fair value of other assets distributed, securities issued unconditionally, and amounts of consideration that are determinable at the date of acquisition are included in determining the cost of an acquired business.

During the first quarter of 2006, the Company acquired a domestic yarn and textile production company for $2,436 in cash and the assumption of $84,000 of debt. The fair value of the assets acquired, net of liabilities assumed, approximated the purchase price based upon preliminary valuations and no goodwill was recognized as a result of the transaction. In 2005, purchases from the acquired business accounted for approximately 18% of the Company’s total cost of sales. Following the acquisition, substantially all of the yarn and textiles produced by the acquired business will be used in products produced by the Company.

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

(r)	Recently Issued Accounting Standards

Accounting for Uncertainty in Income Taxes

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes: An Interpretation of FASB Statement No. 109 (FIN No. 48). This interpretation clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109. FIN No. 48 prescribes a recognition threshold and measurement principles for the financial statement recognition and measurement of tax positions taken or expected to be taken on a tax return. This interpretation is effective for fiscal years beginning after December 15, 2006 and as such, the Company will adopt FIN No. 48 in 2008. We are currently assessing the impact the adoption of FIN No. 48 will have on our consolidated financial position and results of operations.

(4)	Stock-Based Compensation

Sara Lee has various stock option, employee stock purchase and stock award plans in which employees of the company participated during the periods presented and maintained available shares for future grant in the form of options, restricted shares or stock appreciation rights to company employees and other employees of Sara Lee.

On July 3, 2005, the Company adopted the provisions of Statement SFAS No. 123(R) using the modified prospective method. SFAS No. 123(R) requires companies to recognize the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards. Under the modified prospective method of adopting SFAS No. 123(R), the Company recognized compensation cost for all share-based payments granted after July 3, 2005, plus any awards granted to employees prior to July 3, 2005 that remained unvested at that time. Under this method of adoption, no restatement of prior periods is required. The cumulative effect of adopting SFAS No. 123(R) was immaterial in 2006.

Prior to July 3, 2005, the Company recognized the cost of employee services received in exchange for Sara Lee equity-based instruments in accordance with APB No. 25. APB No. 25 required the use of the intrinsic value method, which measures compensation cost as the excess, if any, of the quoted market price of the stock over the amount the employee must pay for the stock. Compensation expense for substantially all equity-based awards was measured under APB No. 25 on the date the awards were granted. Under APB 25, no compensation expense has been recognized for stock options, replacement stock options and shares purchased by our employees under the Sara Lee ESPP during the years prior to 2006. Compensation expense was recognized under the provisions of APB 25 for the cost of Sara Lee RSU awards granted to executives during the years prior to 2006.

(a)	Stock Options

The exercise price of each stock option equals or exceeds the market price of Sara Lee’s stock on the date of grant. Options can generally be exercised over a maximum term of 10 years. Options generally vest ratably over three years. Under certain Sara Lee stock option plans, an active employee could receive a replacement stock option equal to the number of shares surrendered upon a stock-for-stock exercise. The exercise price of the replacement option was 100% of the market value at the date of exercise of the original option, and the replacement option remains exercisable for the remaining term of the original option. Replacement stock options generally vest six months from the grant date. Beginning in 2006, Sara Lee discontinued the granting of replacement stock options. The fair value of each option grant is estimated on the

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

date of grant using the Black-Scholes option-pricing model using the weighted average assumptions as outlined in the following table.

	Years Ended
	July 3,	July 2,	July 1,
	2004	2005	2006

Weighted average expected lives	3.4 years	3.3 years	6.1 years
Weighted average risk-free interest rate	2.4%	3.3%	4.3%
Range of risk-free interest rates	1.7 - 3.0%	2.8 - 3.9%	4.3%
Weighted average expected volatility	25.5%	23.0%	26.4%
Range of expected volatility	24.5 - 27.2%	20.9 - 24.5%	26.4%
Expected dividend yield	3.5%	3.4%	4.0%

The Company uses historical volatility for a period of time that is comparable to the expected life of the option to determine volatility assumptions. The Company discontinued the granting of replacement options after the start of 2006. As a result of this change, the Company utilized the simplified method outlined in SEC Staff Accounting Bulletin No. 107 to estimate expected lives for options granted during the period.

A summary of the changes in stock options outstanding to the Company’s employees under Sara Lee’s option plans during the year ended July 1, 2006 is presented below:

				Weighted-
		Weighted-		Average
		Average	Aggregate	Remaining
		Exercise	Intrinsic	Contractual
(Shares in Thousands)	Shares	Price	Value	Term (Years)

Options outstanding at July 2, 2005	14,333	$21.82	$5,783	3.7
Granted	129	19.54
Exercised	(131)	15.35
Canceled/expired	(1,687)	22.65
Net transfers in (out)	(10)	20.96

Options outstanding at July 1, 2006	12,634	21.74	$541	2.9

Options exercisable at July 1, 2006	12,634	$21.74	$541	2.9

The weighted average grant date fair value of options granted during the years ended July 3, 2004, July 2, 2005 and July 1, 2006 were $3.26, $3.39 and $3.99, respectively. The total intrinsic value of options exercised during the years ended July 3, 2004, July 2, 2005 and July 1, 2006 were $13,641, $11,902 and $414, respectively. The fair value of options that vested during the years ended July 3, 2004, July 2, 2005 and July 1, 2006 were $4,965, $11,941 and $1,894, respectively. The Company received cash from the exercise of stock options during the years ended July 3, 2004, July 2, 2005 and July 1, 2006 of $34,150, $40,763 and $2,008, respectively. As of July 1, 2006, the Company had no unrecognized compensation expense related to stock option plans. The weighted average fair value of individual options granted during 2004, 2005 and 2006 was $3.81, $4.06 and $3.48, respectively.

(b)	Sara Lee Employee Stock Purchase Plan (Sara Lee ESPP)

The Sara Lee ESPP permits eligible full-time employees to purchase a limited number of shares of Sara Lee’s common stock. Under the plan, Sara Lee sold 530,319, 448,846 and 228,705 shares to company employees in 2004, 2005 and 2006, respectively. Until November 2005, the plan allowed the purchase of

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

shares by U.S. participants at 85% of market value. Current purchases under the Sara Lee ESPP plan (by U.S. participants) are at the fair value of the shares. Compensation expense has been calculated for the fair value of the employees’ purchase rights using the Black-Scholes model. Assumptions include an expected life of 1/4 of a year and weighted average risk-free interest rates of 1.0% in 2004, 2.3% in 2005 and 3.7% in 2006. Other underlying assumptions are consistent with those used for Sara Lee’s stock option plans described above.

(c)	Stock Unit Awards

Restricted stock units (RSUs) are granted to certain employees to incent performance and retention over periods ranging from one to five years. Upon the achievement of defined goals, the RSUs are converted into shares of Sara Lee’s common stock on a one-for-one basis and issued to the employees. A substantial portion of all RSUs vest solely upon continued future service to the Company. A small portion of RSUs vest based upon continued future employment and the achievement of certain defined performance measures. The cost of these awards is determined using the fair value of the shares on the date of grant, and compensation is recognized over the period during which the employees provide the requisite service to the Company. A summary of the changes in the stock unit awards outstanding under Sara Lee’s benefit plans during the year ended July 1, 2006 is presented below:

				Weighted-
		Weighted-		Average
		Average	Aggregate	Remaining
		Grant-Date	Intrinsic	Contractual
(Shares in Thousands)	Shares	Fair Value	Value	Term (Years)

Nonvested share units at July 2, 2005	1,618	$20.33	$32,885	1.0
Granted	237	19.23
Vested	(850)	20.00
Forfeited	(29)	21.01
Net transfers	87	20.70

Nonvested share units at July 1, 2006	1,063	20.47	$21,756	1.0

Exercisable share units at July 1, 2006	45	$18.67	$833	2.4

The total fair value of shared-based units that vested during the years ended July 3, 2004, July 2, 2005 and July 1, 2006 was $2,238, $4,557 and $16,726. As of July 1, 2006, the Company had $6,161 of total unrecognized compensation expense related to stock unit plans which will be recognized over the weighted average period of one year.

For all share-based payments, during the years ended July 3, 2004, July 2, 2005 and July 1, 2006, the Company recognized total compensation expense of $6,989, $10,811 and $17,089, and recognized a tax benefit of $2,719, $4,205 and $6,648, respectively. Sara Lee satisfies the requirement for common shares for share-based payments to employees by issuing newly authorized shares.

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

(5)	Restructuring

The reported results for 2004, 2005 and 2006 reflect amounts recognized for restructuring actions, including the impact of certain actions that were completed for amounts more favorable than previously estimated. The impact of restructuring on income before income taxes is summarized as follows:

	Years Ended
	July 3,	July 2,	July 1,
	2004	2005	2006

Restructuring programs:
2006 Restructuring actions	$—	$—	$4,119
2005 Restructuring actions	—	54,012	(2,700)
2004 Restructuring actions	29,014	(2,352)	(963)
Business Reshaping	(1,548)	(133)	(557)

Decrease (increase) in income before income taxes	$27,466	$51,527	$(101)

The following table illustrates where the costs (income) associated with these actions are recognized in the Combined and Consolidated Statements of Income.

	Years Ended
	July 3,	July 2,	July 1,
	2004	2005	2006

Selling, general and administrative expenses	$—	$4,549	$—
Restructuring	27,466	46,978	(101)

Decrease (increase) in income before income taxes	$27,466	$51,527	$(101)

2006 Restructuring Actions

During 2006, the Company approved a series of actions to exit certain defined business activities and to lower its cost structure. Each of these actions is to be completed within a 12-month period after being approved. The net impact of these actions was to reduce income before income taxes by $4,119. The charge represents costs associated with terminating 449 employees and providing them with severance

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

benefits in accordance with benefits previously communicated to the affected employee group. The specific locations of these employees are summarized in a table contained in this note. This charge is reflected in the “Restructuring” line of the Combined and Consolidated Statement of Income. As of the end of 2006, 147 employees had been terminated and the severance obligation remaining in accrued liabilities on the Combined and Consolidated Balance Sheet was $3,394.

The following table summarizes the charges taken for the restructuring actions approved during 2006 and the related status as of July 1, 2006. Any accrued amounts remaining as of the end of 2006 represent those cash expenditures necessary to satisfy remaining obligations, which will be primarily paid in the next year.

	Cumulative			Accrued
	Restructuring	Non-Cash	Cash	Restructuring as of
	Recognized	Charges	Payments	July 1, 2006

Employee termination and other benefits	$4,119	$—	$(725)	$3,394

The following table summarizes planned and actual employee terminations by location and business segment as of July 1, 2006:

Number of Employees	Innerwear	Outerwear	Hosiery	International	Corporate	Total

United States	170	70	—	—	44	284
Canada	—	—	—	—	—	—
Mexico	—	—	—	165	—	165

	170	70	—	165	44	449

Actions completed	50	70	—	18	9	147
Actions remaining	120	—	—	147	35	302

	170	70	—	165	44	449

2005 Restructuring Actions

During 2005, the Company approved a series of actions to exit certain defined business activities and to lower its cost structure. Each of these actions was to be completed within a 12-month period after being approved. In 2005 these actions reduced income before income taxes by $54,012.

During 2006, certain of these actions were completed for amounts more favorable than originally estimated. As a result, costs previously accrued were adjusted and resulted in an increase of $2,700 to income before income taxes. The $2,700 consists of a credit for employee termination benefits and resulted from actual costs to settle the obligations being lower than expected. The adjustment is reflected in the “Restructuring” line of the Combined and Consolidated Statement of Income.

After combining the amounts recognized in 2005 and 2006, the restructuring actions completed by the Company under these plans reduced income before income taxes by a total of $51,312. This charge reflects the cost associated with terminating 1,012 employees and providing them with severance benefits in accordance with existing benefit plans or local employment laws. The specific location of these employees is summarized in a table contained in this note. This cumulative charge is reflected in the “Restructuring” line in the Combined and Consolidated Statements of Income for 2006 and 2005. As of the end of

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

2006, all of the employees have been terminated and the severance obligation remaining in accrued liabilities on the Combined and Consolidated Balance Sheet was $16,514.

The following table summarizes the charges taken for the restructuring actions approved during 2005 and the related status as of July 1, 2006. Any accrued amounts remaining as of the end of 2006 represent those cash expenditures necessary to satisfy remaining obligations, which will be primarily paid in the next two years.

	Cumulative			Accrued
	Restructuring	Non-Cash	Cash	Restructuring as of
	Recognized	Charges	Payments	July 1, 2006

Employee termination and other benefits	$43,922	$—	$(27,408)	$16,514
Noncancelable lease and other contractual obligations	2,841	—	(2,841)	—
Accelerated depreciation	4,549	(4,549)	—	—

	$51,312	$(4,549)	$(30,249)	$16,514

The following table summarizes planned and actual employee terminations by location and business segment as of July 1, 2006:

Number of Employees	Innerwear	Outerwear	Hosiery	International	Corporate	Total

United States	198	84	69	—	336	687
Canada	—	—	—	186	—	186
Mexico	—	—	—	139	—	139

	198	84	69	325	336	1,012

Actions completed	198	84	69	325	336	1,012
Actions remaining	—	—	—	—	—	—

	198	84	69	325	336	1,012

2004 Restructuring Actions

During 2004, the Company approved a series of actions to exit certain defined business activities and lower its cost structure. In 2004, these actions reduced income before income taxes by $29,014.

During 2005, certain of these actions were completed for amounts more favorable than originally estimated. As a result, costs previously accrued were adjusted and resulted in an increase of $2,352 to income before income taxes. The $2,352 is composed of a credit for employee termination benefits and resulted from the actual costs to settle termination obligations being lower than expected and certain employees originally targeted for termination not being severed as originally planned. This adjustment is reflected in the “Restructuring” line of the Combined and Consolidated Statement of Income.

During 2006, certain of these actions were completed for amounts more favorable than originally estimated. As a result, costs previously accrued were adjusted and resulted in an increase of $963 to income before income taxes. The $963 is composed of a credit for employee termination benefits and resulted from the actual costs to settle termination obligations being lower than expected. This adjustment is reflected in the “Restructuring” line of the Combined and Consolidated Statement of Income.

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

After combining the amounts recognized in 2004, 2005, and 2006, the restructuring actions completed by the Company under these action plans reduced income before income taxes by a total of $25,699. This charge reflects the cost associated with terminating 4,425 employees and providing them with severance benefits in accordance with existing benefit plans or local employment laws. The specific location of these employees is summarized in a table contained in this note. This cumulative charge is reflected in the “Restructuring” line in the Combined and Consolidated Statements of Income for 2004, 2005 and 2006. As of the end of 2006, all of the employees have been terminated and the severance obligation remaining in accrued liabilities on the Combined and Consolidated Balance Sheet was $172.

The following table summarizes the cumulative charges taken for the restructuring actions approved during 2004 and the related status as of July 1, 2006. Any accrued amounts remaining as of the end of 2006 represent those cash expenditures necessary to satisfy remaining obligations, which will be primarily paid in the next year.

	Cumulative		Accrued
	Restructuring	Cash	Restructuring as of
	Recognized	Payments	July 1, 2006

Employee termination and other benefits	$25,699	$(25,527)	$172

The following table summarizes the employee terminations by location and business segment. All actions were completed as of July 1, 2006.

		Puerto Rico
	United	and
Number of Employees	States	Latin America	Total

Innerwear	319	950	1,269
Outerwear	46	2,549	2,595
Hosiery	185	—	185
International	—	353	353
Corporate	23	—	23

Total	573	3,852	4,425

Business Reshaping

Beginning in the second quarter of 2001, the Company’s management approved a series of actions to exit certain defined business activities. The final series of actions was approved in the second quarter of 2002. Each of these actions was to be completed in a 12-month period after being approved. All actions included in this program have been completed. The impact of these actions on income before income taxes is described below.

During 2004, restructuring actions were completed for amounts that were more favorable than originally anticipated. As a result, the costs previously accrued were adjusted and resulted in an increase of $1,548 to income before income taxes. The $1,548 consists of a $147 credit for employee termination benefits, a credit of $1,352 for noncancelable leases and other third-party obligations, and a credit of $49 for previously recognized losses on the disposal of property and equipment. The adjustment for severance benefits resulted from the actual costs to settle the termination benefits being lower than expected. The adjustment for noncancelable leases and other third-party obligations resulted from settling these liabilities for less than originally estimated. These adjustments are reflected in the “Restructuring” line of

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

the Combined and Consolidated Statement of Income.

During 2005, certain noncancelable lease and other contractual obligations under this program were settled for amounts that were more favorable than originally anticipated. As a result, the costs previously accrued were adjusted and resulted in an increase of $133 to income before income taxes. This adjustment is reflected in the “Restructuring” line of the Combined and Consolidated Statement of Income.

During 2006, certain pension termination and other contractual obligations under this program were settled for amounts that were more favorable than originally anticipated. As a result, the costs previously accrued were adjusted and resulted in an increase of $557 to income before income taxes. This adjustment is reflected in the “Restructuring” line of the Combined and Consolidated Statement of Income.

The following table summarizes the cumulative charges taken for approved restructuring actions under the Business Reshaping program since 2001 and the related status as of July 1, 2006. All actions included in this program have been completed. Any accrued amounts remaining as of the end of 2006 represent those cash expenditures necessary to satisfy remaining obligations, which will be primarily paid in the next 4 years.

				Accrued
	Cumulative	Actual Loss		Restructuring
	Restructuring	on Asset	Cash	as of July 1,
	Recognized	Disposal	Payments	2006

Employee termination and other benefits	$81,483	$—	$(81,483)	$—
Pension termination costs	—	—	—	—
Other restructuring costs—includes noncancelable lease and other contractual obligations	10,277	—	(8,419)	1,858
Losses on disposals of property and equipment and other related costs	26,929	(26,929)	—	—
Losses on disposals of inventories	15,364	(15,364)	—	—
Moving and other related costs	1,862	—	(1,862)	—

	$135,915	$(42,293)	$(91,764)	$1,858

(6)	Sale of Accounts Receivable

Historically, the Company participated in a Sara Lee program to sell trade accounts receivable to a limited purpose subsidiary of Sara Lee. The subsidiary, a separate bankruptcy remote corporate entity, is consolidated in Sara Lee’s results of operations and statement of financial position. This subsidiary held trade accounts receivable that it purchased from the operating units and sold participating interests in those receivables to financial institutions, which in turn purchased and received ownership and security interests in those receivables. During 2005, Sara Lee terminated its receivable sale program and no receivables were sold under this program at the end of 2005. The amount of receivables sold under this program was $22,313 at the end of 2004. Changes in the balance of receivables sold are a component of operating cash flow (change in trade receivables) with an offset to a change in “Due from related entities” in the Combined and Consolidated Statement of Cash Flows. As collections reduced accounts receivable included in the pool, the operating units sold new receivables to the limited purpose subsidiary. The limited purpose subsidiary had the risk of credit loss on the sold receivables.

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

The proceeds from the sale of the receivables were equal to the face amount of the receivables less a discount. The discount was based on a floating rate and was accounted for as a cost of the receivable sale program. This cost has been included in “Selling, general and administrative expenses” in the Combined and Consolidated Statements of Income. The calculated discount rate for 2004 and 2005 was 1.2%, resulting in aggregated costs of $4,981 and $4,020 in 2004 and 2005, respectively. The Company retained collection and administrative responsibilities for the participating interests in the defined pool.

(7)	Inventories

Inventories consisted of the following:

	July 3,	July 2,	July 1,
	2004	2005	2006

Raw materials	$116,314	$93,813	$104,728
Work in process	214,799	181,556	196,170
Finished goods	981,747	987,188	935,688

	$1,312,860	$1,262,557	$1,236,586

(8)	Investments in Affiliates

The Company’s investments in affiliates at July 3, 2004, July 2, 2005 and July 1, 2006 was $6,247, $87 and $200, respectively. The balance at July 3, 2004 primarily consists of a 49% interest in an Israeli yarn manufacturer joint venture that was consolidated in accordance with FIN 46-R during 2005.

The following table summarizes the status and results of the Company’s investments in affiliates:

	July 3,	July 2,	July 1,
	2004	2005	2006

Beginning investment	$6,930	$6,247	$87
Equity income	3,260	2,472	1
Dividends received	(3,943)	(3,030)	—
Consolidation of the Israeli joint venture	—	(5,602)	—
Purchase of investment	—	—	112

Ending investment	$6,247	$87	$200

The balances reported in the above table are recorded in the “Other noncurrent assets” line of the Combined and Consolidated Balance Sheets.

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

(9)	Property, Net

Property is summarized as follows:

	July 3,	July 2,	July 1,
	2004	2005	2006

Land	$21,805	$22,033	$29,023
Buildings and improvements	411,168	405,277	463,146
Machinery and equipment	1,230,986	1,138,428	1,124,517
Construction in progress	41,057	41,005	32,235
Capital leases	26,525	28,358	25,966

	1,731,541	1,635,101	1,674,887
Less accumulated depreciation	1,130,317	1,076,444	1,057,866

Property, net	$601,224	$558,657	$617,021

The total depreciation expense recognized in 2004, 2005 and 2006 was $105,517, $108,791 and $105,173 respectively.

(10)	Notes Payable to Banks

The Company had the following short-term obligations at July 2, 2005 and July 1, 2006:

	Interest	Principal Amount
	Rate	2005	2006

364-day credit facility	3.16%	$81,972	$—
Other	4.69	1,331	3,471

		$83,303	$3,471

The Company maintained a 364-day short-term non-revolving credit facility under which the Company could borrow up to 107 million Canadian dollars at a floating rate of interest that was based upon either the announced bankers acceptance lending rate plus 0.6% or the Canadian prime lending rate. Under the agreement, the Company had the option to borrow amounts for periods of time less than 364 days. The facility expired at the end of the 364-day period and the amount of the facility could not be increased until the next renewal date. During fiscal 2004 and 2005 the Company and the bank renewed the facility. At the end of fiscal 2005, the Company had borrowings under this facility of $81,972 at an interest rate of 3.16%. In 2006, the borrowings under this agreement were repaid at the end of the year and the facility was closed.

Total interest paid on third party debt instruments was $3,945, $4,041 and $2,588 in 2004, 2005 and 2006, respectively.

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

(11)	Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss are as follows:

		Net Unrealized		Accumulated
	Cumulative	Income (Loss)		Other
	Translation	on Cash Flow		Comprehensive
	Adjustment	Hedges	Tax Impact	Loss

Balance at July 3, 2004	$(33,600)	$1,883	$(651)	$(32,368)
Other comprehensive income (loss) activity	15,187	(1,408)	380	14,159

Balance at July 2, 2005	$(18,413)	$475	$(271)	$(18,209)
Other comprehensive income (loss) activity	13,518	(6,051)	2,358	9,825

Balance at July 1, 2006	$(4,895)	$(5,576)	$2,087	$(8,384)

(12)	Leases

The Company leases certain buildings, equipment and vehicles under agreements that are classified as capital leases. The building leases have original terms that range from ten to 15 years, while the equipment and vehicle leases generally have terms of less than seven years.

The gross amount of plant and equipment and related accumulated depreciation recorded under capital leases were as follows:

	July 3,	July 2,	July 1,
	2004	2005	2006

Buildings	$8,258	$8,258	$7,624
Machinery and equipment	881	3,660	3,700
Vehicles	17,386	16,440	14,642

	26,525	28,358	25,966
Less accumulated depreciation	17,808	20,132	21,439

Net capital leases	$8,717	$8,226	$4,527

Depreciation expense for capital lease assets was $4,321 in 2004, $4,467 in 2005 and $3,233 in 2006.

Rental expense under operating leases was $45,997 in 2004, $52,055 in 2005 and $54,874 in 2006.

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of July 1, 2006 were as follows:

	Capital	Operating
	Leases	Leases

Fiscal year:
2007	$2,887	$37,624
2008	1,886	30,895
2009	881	23,517
2010	271	18,966
2011	—	17,691
Thereafter	—	13,592

Total minimum lease payments	5,925	$142,285

Less amount representing interest	526

Present value of net minimum capital lease payments	5,399
Less current installments of obligations under capital leases	2,613

Obligations under capital leases, excluding current installments	$2,786

(13)	Commitments and Contingencies

The Company is a party to various pending legal proceedings, claims and environmental actions by government agencies. In accordance with SFAS No. 5, Accounting for Contingencies, the Company records a provision with respect to a claim, suit, investigation, or proceeding when it is probable that a liability has been incurred and the amount of the loss can reasonably be estimated. Any provisions are reviewed at least quarterly and are adjusted to reflect the impact and status of settlements, rulings, advice of counsel and other information pertinent to the particular matter. The recorded liabilities for these items were not material to the Combined and Consolidated Financial Statements of the Company in any of the years presented. Although the outcome of such items cannot be determined with certainty, the Company’s legal counsel and management are of the opinion that the final outcome of these matters will not have a material adverse impact on the consolidated financial position, results of operations or liquidity.

License Agreements

The Company is party to several royalty-bearing license agreements for use of third-party trademarks in certain of their products. The license agreements typically require a minimum guarantee to be paid either at the commencement of the agreement, by a designated date during the term of the agreement or by the end of the agreement period. When payments are made in advance of when they are due, the Company records a prepayment and amortizes the expense in the “Cost of sales” line of the Combined and Consolidated Income Statements uniformly over the guaranteed period. For guarantees required to be paid at the completion of the agreement, royalties are expensed through “Cost of sales” as the related sales are made. Management has reviewed all license agreements and concluded that these guarantees do not fall under Statement of Financial Accounting Standards Interpretation No. 45 Reporting Requirements, and accordingly, there are no liabilities recorded at inception of the agreements.

For fiscal years 2004, 2005 and 2006, the Company incurred royalty expense of approximately $9,570, $10,571 and $12,554, respectively.

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

Minimum amounts due under the license agreements are approximately $10,818 in 2007, $7,850 in 2008, $6,355 in 2009, and $3,500 in 2010.

(14)	Intangible Assets and Goodwill

(a)	Intangible Assets

The primary components of the Company’s intangible assets and the related accumulated amortization are as follows:

		Accumulated	Net Book
	Gross	Amortization	Value

2004:
Intangible assets subject to amortization:
Trademarks and brand names	$34,890	$19,181	$15,709
Computer software	26,044	19,507	6,537

	$60,934	$38,688	22,246

Trademarks and brand names not subject to amortization			130,568

Net book value of intangible assets			$152,814

		Accumulated	Net Book
	Gross	Amortization	Value

2005:
Intangible assets subject to amortization:
Trademarks and brand names	$89,457	$26,457	$63,000
Computer software	24,721	22,836	1,885
Other intangibles	1,873	16	1,857

	$116,051	$49,309	66,742

Trademarks and brand names not subject to amortization			79,044

Net book value of intangible assets			$145,786

		Accumulated	Net Book
	Gross	Amortization	Value

2006:
Intangible assets subject to amortization:
Trademarks and brand names	$182,914	$50,815	$132,099
Computer software	26,963	24,368	2,595
Other intangibles	1,873	203	1,670

	$211,750	$75,386

Net book value of intangible assets			$136,364

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

The amortization expense for intangibles subject to amortization was $8,712 in 2004, $9,100 in 2005 and $9,031 in 2006. The estimated amortization expense for the next five years, assuming no change in the estimated useful lives of identifiable intangible assets or changes in foreign exchange rates is as follows: $6,894 in 2007, $5,851 in 2008, $5,436 in 2009, $5,135 in 2010, and $5,135 in 2011.

During 2004, trademarks with a net book value of $8,880 were moved to the finite lived category from the indefinite lived category and at the end of the year, the remaining $7,500 of this trademarks carrying value was written off. The sales of products with this trademark were primarily to a single large retailer and during 2004 that retailer elected to simplify is offerings and no longer carry this product. After evaluating alternatives, the Company concluded that the carrying value of the trademark could not be recovered and the amount was written off and included in “Selling, general and administrative expenses” in the Combined and Consolidated Statements of Income.

No impairment charges were recognized in 2005 or 2006. However, as a result of the annual impairment review, the Company concluded that certain trademarks had lives that were no longer indefinite. As a result of this conclusion, trademarks with a net book value of $51,524 and $79,044 in 2005 and 2006, respectively, were moved from the indefinite lived category and amortization was initiated over a 30 year period.

(b)	Goodwill

Goodwill and the changes in those amounts during the period are as follows:

Net book value at July 3, 2004	278,610
Foreign exchange	171

Net book value at July 2, 2005	$278,781
Foreign exchange	(126)

Net book value at July 1, 2006	$278,655

There was no impairment of goodwill in any of the years presented.

(15)	Guarantees

Due to the historical relationship between Sara Lee and the Company, there are various contracts under which Sara Lee has guaranteed certain third-party obligations relating to the Company’s business. Typically, these obligations arise from third-party credit facilities guaranteed by Sara Lee and as a result of contracts entered into by the Company’s entities and authorized by Sara Lee, under which Sara Lee agrees to indemnify a third-party against losses arising from a breach of representations and covenants related to such matters as title to assets sold, the collectibility of receivables, specified environmental matters, lease obligations and certain tax matters. In each of these circumstances, payment by Sara Lee is conditioned on the other party making a claim pursuant to the procedures specified in the contract, which procedures allow Sara Lee to challenge the other party’s claims. In addition, Sara Lee’s obligations under these agreements may be limited in terms of time and/or amount, and in some cases Sara Lee or the related entities may have recourse against third-parties for certain payments made by Sara Lee. It is not possible to predict the maximum potential amount of future payments under certain of these agreements, due to the conditional nature of Sara Lee’s obligations and the unique facts and circumstances involved in each particular agreement. Historically, payments made by Sara Lee under these agreements have not been material, and no amounts are accrued for these items on the Combined and Consolidated Balance Sheets.

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

As of July 1, 2006, these contracts included the guarantee of credit limits with third-party banks, and guarantees over supplier purchases. The Company had not guaranteed or undertaken any obligation on behalf of Sara Lee or any other related entities as of July 1, 2006.

(16)	Financial Instruments and Risk Management

(a)	Currency Swaps

The Company has issued certain foreign currency-denominated debt instruments to a related entity and utilizes currency swaps to reduce the variability of functional currency cash flows related to the foreign currency debt.

The Company records gains and losses on these derivative instruments using mark-to-market accounting. Under this accounting method, the changes in the market value of outstanding financial instruments are recognized as gains or losses in the period of change. All derivatives using mark-to-market accounting were settled in 2005.

The fair value of currency swaps is determined based upon externally developed pricing models, using financial data obtained from swap dealers.

		Weighted Average
	Notional	Interest Rates(2)
Currency Swap	Principal(1)	Receive	Pay

2004: Receive variable—pay variable	$247,875	2.5	1.7

(1)	The notional principal is the amount used for the calculation of interest payments that are exchanged over the life of the swap transaction and is equal to the amount of foreign currency or dollar principal exchanged at maturity, if applicable.

(2)	The weighted-average interest rates are at the balance sheet date.

(b)	Forward Exchange and Option Contracts

The Company uses forward exchange and option contracts to reduce the effect of fluctuating foreign currencies on short-term foreign currency-denominated intercompany transactions, foreign currency-denominated product sourcing transactions, foreign currency-denominated investments and other known foreign currency exposures. Gains and losses on these contracts are intended to offset losses and gains on the hedged transaction in an effort to reduce the earnings volatility resulting from fluctuating foreign currency exchange rates. The principal currencies hedged by the Company include the European euro, Mexican peso, Canadian dollar and Japanese yen.

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

The following table summarizes by major currency the contractual amounts of the Company’s forward exchange contracts in U.S. dollars. The bought amounts represent the net U.S. dollar equivalent of commitments to purchase foreign currencies, and the sold amounts represent the net U.S. dollar equivalent of commitments to sell foreign currencies. The foreign currency amounts have been translated into a U.S. dollar equivalent value using the exchange rate at the reporting date. Forward exchange contracts mature on the anticipated cash requirement date of the hedged transaction, generally within one year.

	July 3,	July 2,	July 1,
	2004	2005	2006

Foreign currency—bought (sold):
Canadian dollar	$(34,701)	$(36,413)	$(30,155)
European euro	2,459	1,388	1,006
Japanese yen	(10,404)	(17,078)	(5,837)
Mexican peso	(13,799)	(15,830)	—
Colombian peso	—	4,550	9,579
Other	—	(1,365)	—

The Company held foreign exchange option contracts to reduce the foreign exchange fluctuations on anticipated purchase transactions. The following table summarizes the notional amount of option contracts to sell foreign currency, in U.S. dollars:

	July 3,	July 2,	July 1,
	2004	2005	2006

Foreign currency—sold:
European euro	$1,302	$12,285	$11,066
Japanese yen	—	—	6,029

The following table summarizes the net derivative gains or losses deferred into accumulated other comprehensive loss and reclassified to earnings in 2004, 2005 and 2006.

	Years Ended
	July 3,	July 2,	July 1,
	2004	2005	2006

Net accumulated derivative gain (loss) deferred at beginning of year	$(4,740)	$1,883	$475
Deferral of net derivative gain (loss) in accumulated other comprehensive loss	3,585	(1,620)	(4,452)
Reclassification of net derivative loss (gain) to income	3,038	212	(1,599)

Net accumulated derivative gain (loss) at end of year	$1,883	$475	$(5,576)

The Company expects to reclassify into earnings during the next 12 months net loss from accumulated other comprehensive income of approximately $5,576 at the time the underlying hedged transactions are realized. During the years ended July 3, 2004, July 2, 2005 and July 1, 2006 the Company recognized expense of $0, $554 and $306, respectively, for hedge ineffectiveness related to cash flow hedges. Amounts reported for hedge ineffectiveness are not included in accumulated other comprehensive loss and therefore, not included in the above table.

There were no derivative losses excluded from the assessment of effectiveness or gains or losses resulting from the disqualification of hedge accounting for 2004, 2005 and 2006.

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

(c)	Fair Values

The carrying amounts of cash and cash equivalents, trade accounts receivable, notes receivable and accounts payable approximated fair value as of July 3, 2004, July 2, 2005 and July 1, 2006. The carrying amounts of the Company’s notes payable to parent companies, notes payable to banks, notes payable to related entities and funding receivable/payable with parent companies approximated fair value as of July 3, 2004, July 2, 2005 and July 1, 2006 primarily due to the short-term nature of these instruments. The fair values of the remaining financial instruments recognized in the Combined and Consolidated Balance Sheets of the Company at the respective year ends were:

	July 3,	July 2,	July 1,
	2004	2005	2006

Currency swaps	$56,258	$—	$—
Foreign currency forwards and options	1,434	348	1,168

The fair value of the currency swaps is determined based upon externally developed pricing models, using financial market data obtained from swap dealers. The fair value of foreign currency forwards and options is based upon quoted market prices obtained from third-party institutions.

(d)	Concentration of Credit Risk

Trade accounts receivable due from customers that the Company considers highly leveraged were $79,598 at July 3, 2004, $100,314 at July 2, 2005 and $121,870 at July 1, 2006. The financial position of these businesses has been considered in determining allowances for doubtful accounts.

(17)	Employee Benefit Plans

Historically employees who meet certain eligibility requirements have participated in defined benefit pension plans sponsored by Sara Lee. These defined benefit pension plans include employees from a number of domestic Sara Lee business units. All obligations pursuant to these plans have historically been obligations of Sara Lee and as such, are not included on the Company’s Combined and Consolidated Balance Sheets. The annual cost of the Sara Lee defined benefit plans is allocated to all of the participating businesses based upon a specific actuarial computation which is followed consistently.

Additionally, the Company sponsors two noncontributory defined benefit plans, the Playtex Apparel, Inc. Pension Plan and the National Textiles L.L.C. Pension Plan, for certain qualifying individuals. Beginning in 2006, the Company assumed the National Textiles L.L.C. Pension Plan through the acquisition of National Textiles.

The annual expense incurred by the Company for these defined benefit plans is as follows:

	Years Ended
	July 3,	July 2,	July 1,
	2004	2005	2006

Playtex Apparel, Inc. Pension Plan	$753	$9	$(234)
National Textiles L.L.C. Pension Plan	—	—	(1,059)
Participation in Sara Lee sponsored defined benefit plans	67,340	46,675	30,835

Total pension plan expense	$68,093	$46,684	$29,542

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

The components of the Company’s noncontributory defined benefit pension plans were as follows:

	Years Ended
	July 3,	July 2,	July 1,
	2004	2005	2006

Service costs	$2	$1	$—
Interest cost	1,297	1,274	5,291
Expected return on assets	(1,226)	(1,510)	(6,584)
Amortization of:
Prior service cost	232	232	—
Net actuarial loss	448	12	—

Net periodic pension cost	$753	$9	$(1,293)

The funded status of the Company’s defined benefit pension plans at the respective year ends was as follows:

	July 3,	July 2,	July 1,
	2004	2005	2006

Projected benefit obligation:
Beginning of year	$24,293	$23,910	$22,456
Service cost	2	1	—
Interest cost	1,297	1,274	5,292
Benefits paid	(1,622)	(1,635)	(7,129)
Net transfer in due to acquisition	—	—	94,011
Actuarial (gain) loss	(60)	(1,094)	(1,325)

End of year	23,910	22,456	113,305

Fair value of plan assets:
Beginning of year	16,531	20,026	19,443
Actual return/(loss) on plan assets	5,118	1,051	3,544
Net transfer in due to acquisition	—	—	85,649
Benefits paid	(1,623)	(1,634)	(7,129)

End of year	20,026	19,443	101,507

Funded status	(3,884)	(3,013)	(11,798)
Unrecognized:
Prior service cost	232	—	—
Actuarial loss	2,511	1,864	3,580

Accrued benefit cost recognized	$(1,141)	$(1,149)	$(8,218)

Accrued benefit costs related to the Company’s defined benefit pension plans are reported in the “Accrued liabilities—Payroll and employee benefits” and “Other noncurrent liabilities” lines of the Combined and Consolidated Balance Sheets.

The accumulated benefit obligation is the present value of pension benefits (whether vested or unvested) attributed to employee service rendered before the measurement date and based on employee service and compensation prior to that date. The accumulated benefit obligations of the Company’s defined benefit pension

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

plans as of the measurement dates in 2004, 2005 and 2006 were $23,910, $22,456 and $113,305, respectively, which equals the projected benefit obligation.

(a)	Measurement Date and Assumptions

A March 31 measurement date is used to value plan assets and obligations for the Company’s defined benefit pension plans. The weighted average actuarial assumptions used in measuring the net periodic benefit cost and plan obligations for the three years were as follows:

	July 3,	July 2,	July 1,
	2004	2005	2006

Net periodic benefit cost:
Discount rate	5.50%	5.50%	5.60%
Long-term rate of return on plan assets	7.75	7.83	7.76
Rate of compensation increase	5.87	4.50	4.00
Plan obligations:
Discount rate	5.50%	5.60%	5.80%
Rate of compensation increase	4.50	4.00	4.00

(b)	Plan Assets, Expected Benefit Payments, and Funding

The allocation of pension plan assets as of the respective year end measurement dates is as follows:

	July 3,	July 2,	July 1,
	2004	2005	2006

Asset category:
Equity securities	61%	58%	61%
Debt securities	33	31	38
Real estate	4	4	—
Cash and other	2	7	1

The investment objectives for the pension plan assets are designed to generate returns that will enable the pension plans to meet their future obligations.

(18)	Postretirement Health-Care and Life-Insurance Plans

Historically, employees who meet certain eligibility requirements have participated in postretirement health-care and life insurance plans sponsored by Sara Lee. These plans include employees from a number of domestic Sara Lee business units. The annual cost of the Sara Lee plans is allocated to all of the participating businesses based upon a specific actuarial computation which is consistently followed. All obligations pursuant to these plans have historically been obligations of Sara Lee and as such, are not included on the Company’s Combined and Consolidated Balance Sheets.

The annual expense incurred by the Company for these postretirement health-care and life insurance plans is as follows:

	Year Ended
	July 3, 2004	July 2, 2005	July 1, 2006

Participation in Sara Lee sponsored postretirement and life insurance plans	$6,899	$7,794	$6,188

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

(19)	Income Taxes

The provisions for income tax computed by applying the U.S. statutory rate to income before taxes as reconciled to the actual provisions were:

	Years Ended
	July 3,	July 2,	July 1,
	2004	2005	2006

Income before income taxes:
Domestic	4.2%	(35.5)%	23.4%
Foreign	95.8	135.5	76.6

	100.0%	100.0%	100.0%

Tax expense at U.S. statutory rate	35.0%	35.0%	35.0%
Tax on remittance of foreign earnings	4.7	14.5	3.3
Finalization of tax reviews and audits	(32.0)	(5.8)	—
Foreign taxes less than U.S. statutory rate	(10.8)	(7.7)	(8.3)
Taxes related to earnings previously deemed permanently invested	—	9.1	—
Benefit of foreign tax credit	(8.2)	(7.3)	(4.5)
Other, net	(0.8)	(1.0)	(3.0)

Taxes at effective worldwide tax rates	(12.1)%	36.8%	22.5%

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

Current and deferred tax provisions (benefits) were:

	Current	Deferred	Total

Year ended July 3, 2004
Domestic	$(95,476)	$43,322	$(52,154)
Foreign	13,497	(12,063)	1,434
State	2,040	—	2,040

	$(79,939)	$31,259	$(48,680)

Year ended July 2, 2005
Domestic	$28,332	$74,780	$103,112
Foreign	30,655	(8,070)	22,585
State	1,310	—	1,310

	$60,297	$66,710	$127,007

Year ended July 1, 2006
Domestic	$119,598	$(27,103)	$92,495
Foreign	18,069	(1,911)	16,158
State	2,964	(17,790)	(14,826)

	$140,631	$(46,804)	$93,827

	2004	2005	2006

Cash payments for income taxes	$11,753	$16,099	$14,035

Cash payments above represent cash tax payments made by the Company in foreign jurisdictions. During the periods presented, tax payments made in the U.S. were made by Sara Lee on the Company’s behalf and were settled in the funding payable with parent companies account.

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

The deferred tax assets and liabilities at the respective year-ends were as follows:

	July 3,	July 2,	July 1,
	2004	2005	2006

Deferred tax assets:
Nondeductible reserves	$12,833	$14,424	$14,580
Inventory	71,933	99,887	97,633
Capital loss	248,118	248,118	23,149
Accrued expenses	25,691	36,468	39,871
Employee benefits	64,032	49,412	65,105
Charitable contributions	20,763	11,216	—
Net operating loss and other tax carryforwards	51,021	40,913	37,641
Other	11,620	8,361	7,237

Gross deferred tax assets	506,011	508,799	285,216
Less valuation allowances	(268,332)	(269,633)	(47,127)

Deferred tax assets	237,679	239,166	238,089

Deferred tax liabilities:
Prepaids	4,183	5,837	5,803
Property and equipment	12,175	12,283	2,601
Intangibles	26,533	29,029	30,604
Foreign dividends declared but not received	25,552	50,645	8,828

Deferred tax liabilities	68,443	97,794	47,836

Net deferred tax assets	$169,236	$141,372	$190,253

The valuation allowance for deferred tax assets as of July 3, 2004, July 2, 2005 and July 1, 2006 was, $268,332, $269,633 and $47,127 respectively. The net change in the total valuation allowance for the years ended July 3, 2004, July 2, 2005 and July 1, 2006 were $217, $1,301 and ($222,506), respectively.

The valuation allowance relates in part to deferred tax assets established under SFAS No. 109 for loss carryforwards at July 3, 2004, July 2, 2005 and July 1, 2006 of $16,270, $18,116 and $21,123, respectively, and to foreign goodwill of $3,944 at July 3, 2004, $3,399 at July 2, 2005 and $2,855 at July 1, 2006.

In addition, a $248,118 valuation allowance exists for capital losses resulting from the sale of U.S. apparel capital assets in 2001 and 2003. Of these capital losses ($224,969) expired unused at July 1, 2006. The remaining ($23,149) capital losses are due to expire unused in 2008 and have a 100% valuation allowance.

Since Sara Lee will retain the liabilities related to income tax contingencies for all periods prior to the spin off, such amounts have been reflected in the “Parent companies’ equity investment” line of the Combined and Consolidated Balance Sheets.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowances.

At July 1, 2006, the Company has net operating loss carryforwards of approximately $89,880 which will expire as follows:

Years Ending:

June 30, 2007	$5,330
June 28, 2008	10,984
June 27, 2009	1,616
July 3, 2010	7,048
July 2, 2011 and thereafter	64,902

The Company recognized a $50.0 million tax charge related to the repatriation of the earnings of foreign subsidiaries to the U.S. in 2005.

In addition, the Company recognized a $31.6 million tax charge for extraordinary dividends associated with the American Jobs Creation Act of 2004 (Act). On October 22, 2004, the President of the United States signed the Act which created a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85% dividends received deduction for certain dividends from controlled foreign corporations.

At July 1, 2006, applicable U.S. federal income taxes and foreign withholding taxes have not been provided on the accumulated earnings of foreign subsidiaries that are expected to be permanently reinvested. If these earnings had not been permanently reinvested, deferred taxes of approximately $52.9 million would have been recognized in the Combined and Consolidated Financial Statements.

(20)	Relationship with Sara Lee and Related Entities

During the periods presented, the Company participated in a number of corporate-wide programs administered by Sara Lee. These programs included participation in Sara Lee’s Global Cash Funding System, insurance programs, employee benefit programs, worker’s compensation programs, and tax planning services. As part of the Company’s participation in Sara Lee’s Global Cash Funding System, Sara Lee provided all funding used for working capital purposes or other investment needs. These funding amounts are reflected in these financial statements and described further below. Sara Lee has issued debt for general corporate purposes and this debt and related interest have not been allocated to these financial statements. The following is a discussion of the relationship with Sara Lee, the services provided and how they have been accounted for in the Company’s financial statements.

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

(a)	Amounts due to or from Parent Companies and Related Entities

The amounts due (to) from parent companies and related entities were as follows:

	July 3, 2004	July 2, 2005	July 1, 2006

Due from related entities	$73,430	$26,194	$273,428
Funding receivable with parent companies	55,379	—	161,686
Notes receivable from parent companies	432,748	90,551	1,111,167
Due to related entities	(97,592)	(59,943)	(43,115)
Funding payable with parent companies	—	(317,184)	—
Notes payable to parent companies	(478,295)	(228,152)	(246,830)
Notes payable to related entities	(436,387)	(323,046)	(466,944)

Net amount due (to) from parent companies and related entities	$(450,717)	$(811,580)	$789,392

(b)	Allocation of Corporate Costs

The costs of certain services that were provided by Sara Lee to the Company during the periods presented have been reflected in these financial statements, including charges for services such as business insurance, medical insurance and employee benefit plans and allocations for certain centralized administration costs for treasury, real estate, accounting, auditing, tax, risk management, human resources and benefits administration. These allocations of centralized administration costs were determined using a proportional cost allocation method on bases that the Company and Sara Lee considered to be reasonable, including relevant operating profit, fixed assets, sales, and payroll. Allocated costs are included in the “Selling, general and administrative expenses” line of the Combined and Consolidated Income Statements and the “Parent companies’ equity investment” line of the Combined and Consolidated Balance Sheets. The total amount allocated for centralized administration costs by Sara Lee in 2004, 2005 and 2006 were $32,568, $34,213 and $37,478, respectively. These costs represent management’s reasonable allocation of the costs incurred. However, these amounts may not be representative of the costs necessary for the Company to operate as a separate standalone company. The “Net transactions with parent companies” line item in the Combined and Consolidated Statements of Parent Companies’ Equity primarily reflects dividends paid to parent companies and costs paid by Sara Lee on behalf of the Company.

(c)	Global Cash Funding System

During the periods presented, the Company participated in Sara Lee’s Global Cash Funding System. Sara Lee maintains a separate program for domestic operating locations and foreign locations.

Domestic Cash Funding System—In the Domestic Cash Funding System, the Company’s domestic operating locations maintained a bank account with a specific bank as directed by Sara Lee. These funding system bank accounts were linked together and were globally managed by Sara Lee. The Company recorded two types of transactions in the funding system bank account as follows—(1) cash collections from the Company’s operations were deposited into the account, and (2) any cash borrowings or charges which were used to fund operations were taken from the account. Cash collections deposited into this account generally included all cash receipts made by the operating locations. Cash borrowings made by the Company from the Sara Lee cash concentration system were used to fund operating expenses. Interest was not earned or paid on the domestic cash funding system account. A portion of cash in the Company’s bank accounts during the periods presented was part of the funding system utilized by Sara Lee where the bank had a right of offset for the Company accounts against other Sara Lee accounts.

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

For the periods presented, transactions between the Company and Sara Lee consisted of the following:

	July 3,	July 2,	July 1,
	2004	2005	2006

Payable (receivable) balance at beginning of period	$(94,803)	$(55,379)	$317,184
Cash collections from operations	(1,257,636)	(1,180,617)	(2,225,050)
Cash borrowings and other payments	1,297,060	1,553,180	1,746,180

(Receivable) payable balance at end of period	$(55,379)	$317,184	$(161,686)

Average balance during the period	$(75,091)	$130,902	$77,749

The receivable or payable at the end of each period is reported in the “Funding receivable with parent companies” or “Funding payable with parent companies” line of the Combined and Consolidated Balance Sheets. These amounts were generally settled on a monthly basis, and therefore have been shown in current assets or liabilities on the Combined and Consolidated Balance Sheets. The “Net transactions with parent companies” line on the Combined and Consolidated Statements of Cash Flows primarily reflects the cash activity in the funding (receivable) payable with parent and cash activity in the “Parent companies’ equity investment” line in the balance sheet.

Foreign Cash Pool System — The Company maintained a bank account with a bank selected by Sara Lee in each foreign operating location. Within each country, one Sara Lee entity is designated as the cash pool leader and the individual bank accounts that each subsidiary maintains were linked with the country’s cash pool leader account. During each day, under the cash pooling arrangement, each individual participant can either deposit funds into the cash pool account from the collection of receivables or withdraw funds from the account to fund working capital or other cash needs of the business. At the end of the day, the cash pool leader sweeps all cash balances in the country’s cash pool accounts into the cash pool leader’s account, or funds any overdrawn accounts so that each cash pool participant account has a zero balance at the end of the day. The cash pool leader controls all funds in the leader’s account. As cash is swept into or out of a cash pool account, an intercompany payable or receivable is established between the cash pool leader and the participant. The net receivable or payable balance in the intercompany account earns interest or pays interest at the applicable country’s market rate. The net interest income (expense) recognized on the cash pool intercompany account by the Company for 2004, 2005 and 2006 was $579, $84 and ($1,092), respectively. At the end of 2004, 2005 and 2006, the Company reported the cash pool balances of $42,913, $14,458 and $1,109, respectively, in the “Due from related entities” line and $49,970, $40,740 and $39,739, respectively, in the “Due to related entities” line of the Combined and Consolidated Balance Sheets. Sara Lee and the Company did not intend on repaying any of these outstanding amounts upon completion of the spin off and therefore these amounts are shown in current assets or liabilities on the Combined and Consolidated Balance Sheet.

(d)	Intercompany Loans

During the periods presented, certain of the Company’s divisions had various short-term loans to and from Sara Lee and other parent companies. The purpose of these loans was to provide funds for certain working capital or other capital and operating requirements of the business. These loans maintained fixed interest rates ranging from 1.32% to 5.60%, 1.8% to 5.60%, 3.60% to 5.66% at July 3, 2004, and July 2, 2005 and July 1, 2006, respectively. The balances are reported in the short-term “Notes payable to parent companies” line and the short-term “Notes receivable from parent companies” line in the Combined and Consolidated Balance Sheets. Sara Lee and the Company did not intend on repaying these outstanding

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

amounts upon the completion of the spin off and therefore have shown these amounts in current assets or liabilities on the Combined and Consolidated Balance Sheets.

(e)	Other Transactions with Sara Lee Related Entities

During all periods presented, the Company’s entities engaged in certain transactions with other Sara Lee businesses that are not part of the Company, which included the purchase and sale of certain inventory, the exchange of services, and royalty arrangements involving the use of trademarks or other intangibles.

Transactions with related entities are summarized in the table below:

	2004	2005	2006

Sales to related entities	$1,365	$1,999	$1,630
Net royalty income	3,782	3,152	1,554
Net service expense	10,170	8,915	4,449
Interest expense	32,041	30,759	23,036
Interest income	6,795	16,275	5,807

The outstanding balances, excluding interest, resulting from such transactions are reported in the “Due to related entities” and the “Due from related entities” lines of the Combined and Consolidated Balance Sheets. Interest income and expense with related entities are reported in the “Interest income” and “Interest expense” lines of the Combined and Consolidated Statements of Income. The remaining balances included in these lines represent interest with third parties.

In addition to trade transactions, certain divisions within the Company had outstanding loans payable to related entities during the periods presented. The purpose of these loans was to provide additional capital to support operating requirements. These loans maintained fixed interest rates consistent with those related to intercompany loans with parent companies. The balances are reported in the “Notes payable to related entities” line of the Combined and Consolidated Balance Sheets.

(21)	Business Segment Information
     During the quarter ended September 30, 2006, the Company changed its internal organizational structure such that operations are managed and reported in five operating segments, each of which is a reportable segment: Innerwear, Outerwear, Hosiery, International and Other. These segments are organized principally by product category and geographic location. Management of each segment is responsible for the assets and operations of these businesses. Prior to the quarter ended September 30, 2006, the Company managed and reported its operations in four operating segments, each of which was a reportable segment: Innerwear, Outerwear, Hosiery and International.
     The types of products and services from which each reportable segment derives its revenues are as follows:
•	Innerwear sells basic branded products that are replenishment in nature under the product categories of women’s intimate apparel, men’s underwear, kids’ underwear, sleepwear and socks.

•	Outerwear sells basic branded products that are seasonal in nature under the product categories of casualwear and activewear.

•	Hosiery sells products in categories such as panty hose and knee highs.

•	International relates to the Asia, Canada and Latin America geographic locations which sell products that span across the innerwear, outerwear and hosiery reportable segments.

•	Other is comprised of sales of non-finished products such as fabric and certain other materials in the United States, Asia and Latin America in order to maintain asset utilization at certain manufacturing facilities.
     Prior to the quarter ended September 30, 2006, the Company evaluated segment operating performance based upon a definition of segment operating profit that included restructuring and related accelerated depreciation charges. Beginning in the quarter ended September 30, 2006, the Company began evaluating the operating performance of its segments based upon a new definition of segment operating profit, which is defined as operating profit before general corporate expenses, amortization of trademarks and other identifiable intangibles and restructuring and related accelerated depreciation charges. Additionally, as of September 30, 2006, the Company no longer allocates goodwill and trademarks and other identifiable intangibles to its operating segments for the purposes of evaluating operating performance. Prior period segment results have been conformed to the new measurements of segment financial performance. The accounting policies of the segments are consistent with those described in Note 3, “Summary of Significant Accounting Policies.”

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

	Years Ended
	July 3,	July 2,	July 1,
	2004	2005	2006

Net sales(1)(2):
Innerwear	$2,668,876	$2,703,637	$2,627,101
Outerwear	1,141,677	1,198,286	1,140,703
Hosiery	382,728	338,468	290,125
International	410,889	399,989	398,157
Other	86,888	88,859	62,809

Total net segment sales	4,691,058	4,729,239	4,518,895
Intersegment	(58,317)	(45,556)	(46,063)

Total net sales	$4,632,741	$4,683,683	$4,472,832

	Years Ended
	July 3,	July 2,	July 1,
	2004	2005	2006

Segment operating profit:
Innerwear	$366,988	$300,796	$344,643
Outerwear	47,059	68,301	74,170
Hosiery	38,113	40,776	39,069
International	38,248	32,231	37,003
Other	35	(174)	127

Total segment operating profit	490,443	441,930	495,012
Items not included in segment operating profit:
General corporate expenses	(28,980)	(21,823)	(52,482)
Amortization of trademarks and other identifiable intangibles	(8,712)	(9,100)	(9,031)
Restructuring	(27,466)	(46,978)	101
Accelerated depreciation	—	(4,549)	—

Total operating profit	425,285	359,480	433,600
Interest expense, net	(24,413)	(13,964)	(17,280)

Income before income taxes	$400,872	$345,516	$416,320

	July 3,	July 2,	July 1,
	2004	2005	2006

Assets:
Innerwear	$2,508,182	$2,503,424	$2,654,294
Outerwear	844,591	706,970	798,289
Hosiery	171,381	139,251	153,261
International	243,434	268,492	298,698
Other	39,986	44,837	43,367

	3,807,574	3,662,974	3,947,909
Corporate(3)	595,184	574,180	943,166

Total assets	$4,402,758	$4,237,154	$4,891,075

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

	Years Ended
	July 3,	July 2,	July 1,
	2004	2005	2006

Depreciation expense for fixed assets:
Innerwear	$53,764	$61,336	$52,815
Outerwear	20,500	18,727	22,525
Hosiery	15,172	11,356	12,645
International	7,479	3,123	2,783
Other	2,983	2,857	4,143

	99,898	97,399	94,911
Corporate	5,619	11,392	10,262

Total depreciation expense for fixed assets	$105,517	$108,791	$105,173

	Years Ended
	July 3,	July 2,	July 1,
	2004	2005	2006

Additions to long-lived assets:
Innerwear	$38,032	$22,223	$32,667
Outerwear	13,513	25,675	47,242
Hosiery	5,156	2,233	4,279
International	3,261	2,912	5,025
Other	79	365	659

	60,041	53,408	89,872
Corporate	3,592	13,727	20,207

Total additions to long-lived assets	$63,633	$67,135	$110,079

(1)	Includes sales between segments. Such sales are at transfer prices that are at cost plus markup or at prices equivalent to market value.

(2)	Intersegment sales included in the segment’s net sales are as follows:

	Years Ended
	July 3,	July 2,	July 1,
	2004	2005	2006

Innerwear	$5,516	$4,844	$5,293
Outerwear	17,970	13,098	16,062
Hosiery	26,434	21,079	21,302
International	8,397	6,535	3,406
Other	—	—	—

Total	$58,317	$45,556	$46,063

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

(3)	Principally cash and equivalents, certain fixed assets, net deferred tax assets, goodwill, trademarks and other identifiable intangibles, and certain other noncurrent assets.

Sales to Wal-Mart, Target and Kohl’s were substantially in the Innerwear and Outerwear segments and represented 29%, 12% and 6% of total sales in 2006, respectively.

Worldwide sales by product category for Innerwear, Outerwear, Hosiery and Other were $2,819,303, $1,255,543, $335,177 and $62,809, respectively, in 2006.

(22)	Geographic Area Information

	Years Ended or at
	July 3,		July 2,		July 1,
	2004		2005		2006
		Long-Lived		Long-Lived		Long-Lived
	Sales	Assets	Sales	Assets	Sales	Assets

United States	$4,257,886	$846,311	$4,307,940	$770,917	$4,105,168	$862,280
Mexico	97,848	45,745	79,352	42,897	77,516	35,376
Central America	4,304	101,015	4,511	98,168	3,185	49,166
Japan	85,129	7,126	91,337	6,202	85,898	4,979
Canada	109,228	7,904	113,782	7,496	118,798	6,828
Other	76,981	24,547	84,762	57,544	80,637	73,411

	4,631,376	$1,032,648	4,681,684	$983,224	4,471,202	$1,032,040

Related party	1,365		1,999		1,630

	$4,632,741		$4,683,683		$4,472,832

HANESBRANDS

Notes to Combined and Consolidated Financial Statements—(Continued)
July 3, 2004, July 2, 2005 and July 1, 2006
(dollars in thousands, except per share data)

(23)	Quarterly Financial Data (Unaudited)

	First	Second	Third	Fourth

2004:
Net sales	$1,181,892	$1,146,289	$1,084,327	$1,220,233
Gross profit	395,054	377,737	368,891	399,033
Net income	84,705	79,227	82,644	202,976
2005:
Net sales	$1,217,359	$1,239,144	$1,071,830	$1,155,350
Gross profit	388,128	382,432	328,776	360,776
Net income (loss)	101,406	100,921	25,166	(8,984)
2006:
Net sales	$1,137,960	$1,181,878	$1,032,861	$1,120,133
Gross profit	369,518	393,460	340,893	381,461
Net income	82,603	106,012	74,593	59,285

The amounts above include the impact of restructuring as described in note 5 to the Combined and Consolidated Financial Statements.

(24)	Subsequent Events

On August 7, 2006, Sara Lee approved the distribution ratio, record date and distribution date for the spin off. Sara Lee completed the spin off on September 5, 2006 by distributing the Company’s common stock in a pro rata dividend to Sara Lee shareholders. Sara Lee shareholders received one share of Hanesbrands common stock for every eight shares of Sara Lee common stock held as of the close of business on August 18, 2006. Sara Lee’s distribution of the Company’s common stock occurred on September 5, 2006. Shareholders received a cash payment for fractional shares they would otherwise have received, after making appropriate deductions for any required tax withholdings. All of the Company’s shares owned by Sara Lee were distributed to Sara Lee shareholders.

In August 2006, Sara Lee received a private letter ruling from the Internal Revenue Service that the spin off will qualify as a tax-free distribution under U.S. tax rules.

In connection with the spin off, on September 5, 2006, the Company made a one-time payment of $2.4 billion to Sara Lee, which was funded by new debt of $2.6 billion.

HANESBRANDS

VALUATION AND QUALIFYING ACCOUNTS
Years ended July 3, 2004, July 2, 2005, and July 2, 2006
(dollars in thousands)

	Balance at	Additions
	Beginning of	Charged to costs			Balance at
Description	Year	and Expenses	Deductions(1)	Other(2)	End of Year

Allowance for trade accounts receivable Year-ended:
July 3, 2004	$56,112	$84,239	$(79,988)	$(455)	$59,908
July 2, 2005	59,908	68,752	(81,887)	1,056	47,829
July 1, 2006	47,829	56,883	(63,470)	386	41,628

(1)	Represents accounts receivable written-off.

(2)	Represents primarily currency translation adjustments.